UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12
STEPAN COMPANY
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2024 Proxy Statement and

Notice of Annual Meeting of Stockholders

STEPAN COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on April 30, 2024

at 9:00 a.m. (CDT)

To the Stockholders:

Notice is hereby given that the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Stepan Company (the “Company”) will be held at the Company’s offices at 1101 Skokie Boulevard, Northbrook, Illinois 60062, on Tuesday, April 30, 2024, at 9:00 a.m. (CDT), for the following purposes:

1.	To elect three directors to the Board of Directors, each for a three-year term;

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers (the “Say-on-Pay” vote);

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2024; and

4.	To transact such other business as may properly come before the meeting.

The Board of Directors has designated the close of business on March 4, 2024, as the record date for determining the holders of record of the Company’s Common Stock entitled to notice of and to vote at the meeting.

The Board of Directors extends a cordial invitation to all stockholders to attend the Annual Meeting. Whether or not you plan to attend the meeting, please mark, sign and mail the enclosed proxy card in the return envelope provided or vote by internet or phone as promptly as possible.

As a reminder, your broker may not vote your shares for non-routine matters such as the election of directors or the Say-on-Pay vote without your specific instructions as to how to vote. Therefore, we urge you to provide your broker with voting instructions by returning your proxy card so your votes for all proposals can be counted.

Directions to the Annual Meeting are available at https://stepan.gcs-web.com/annual-meeting for those stockholders who plan to attend the Annual Meeting.

By order of the Board of Directors,

DAVID G. KABBES

Secretary

Northbrook, Illinois

March 26, 2024

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to Be Held on April 30, 2024

The Company’s Proxy Statement, 2023 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2023, are available at http://www.edocumentview.com/SCL.

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March 26, 2024

PROXY STATEMENT

For the Annual Meeting of Stockholders of

STEPAN COMPANY

1101 Skokie Boulevard

Northbrook, Illinois 60062

To be held at 9:00 a.m. (CDT) on April 30, 2024

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited by the Board of Directors, and the Company will bear the entire expense of solicitation. Such solicitation is being made by mail, and the Company’s officers and employees may solicit proxies from stockholders personally or by telephone, mail or other means. The Company will make arrangements with the brokers, custodians, nominees and other fiduciaries who request the forwarding of solicitation material to the beneficial owners of shares of the Company’s stock held of record by such brokers, custodians, nominees and other fiduciaries, and the Company will reimburse them for their reasonable out-of-pocket expenses. This proxy statement and proxy are first being distributed to stockholders commencing on or about March 26, 2024.

At the close of business on March 4, 2024, the record date for the meeting, there were 22,464,074 shares of the Company’s Common Stock (“Common Stock”) outstanding, each share of which is entitled to one vote on each matter to be voted on at the meeting. The required quorum at the Annual Meeting is a majority of the outstanding shares of the Company’s Common Stock as of the record date.

If you submit your proxy but abstain from voting on one or more matters, your shares will be counted as present at the meeting for the purposes of determining a quorum. You may revoke your proxy by attending the meeting and voting in person or by delivering to the Secretary of the Company a revocation of the proxy or an executed new proxy bearing a later date.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the nominees for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the other proposals. If you vote to “ABSTAIN” with respect to a nominee for the Board of Directors, your abstention will not be included in the vote totals and will not affect the outcome of the vote. If you vote to “ABSTAIN” with respect to any other proposal, your abstention will have the effect of a vote against the proposal.

For any other business that may properly come before the meeting, votes will be cast pursuant to the authority granted by the enclosed proxy in accordance with the best judgment of the individuals acting under the proxy. The Board of Directors is not currently aware of any other business that may come before the meeting.

If you hold your shares in street name and do not provide voting instructions to your broker, custodian, nominee or other fiduciary, your shares will not be voted on any non-routine matters and will be considered “broker non-votes.” Non-routine matters include the election of directors and the Say-on-Pay vote. Your broker may vote your shares without instruction on the ratification of the appointment of the Company’s independent registered public accounting firm. Broker non-votes will be counted as present at the meeting for the purpose of determining a quorum but will not be included in the vote totals for non-routine matters and will not affect the outcome of those votes. Please instruct your broker or bank so your vote can be counted on all proposals.

In order to ensure the necessary quorum at the Annual Meeting, please mark, sign and return the enclosed proxy promptly in the envelope provided. You may also vote via the internet by visiting http://www.envisionreports.com/SCL or by phone by calling (800) 652-8683. Internet and phone voting will be available 24 hours a day, seven days a week until 1:00 a.m. (EDT) on April 30, 2024. If voting via the internet or by phone, please have your proxy card available and follow the instructions to vote. Even if you vote prior to the meeting, you are invited to attend the meeting.

In the future, in accordance with the rules of the Securities and Exchange Commission (the “SEC”), the Company may furnish proxy materials, including its proxy statements and annual reports, to stockholders by providing access to these documents on the internet instead of mailing printed copies. If the Company elects to take this approach, most stockholders would not receive printed copies of the proxy materials. Instead, the notice would provide instructions on how to access and review the proxy materials on the internet. The notice would also provide instructions on how to submit your proxy via the internet. For stockholders who prefer to receive printed copies of the proxy materials, the notice would provide instructions for requesting printed copies.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Stockholders and the persons named in the enclosed proxy will vote, pursuant to the authority granted by the stockholder in the enclosed proxy, on the election of Mr. Randall S. Dearth, Ms. Susan M. Lewis and Ms. Jan Stern Reed as directors of the Company, to hold office until the Annual Meeting of Stockholders to be held in 2027. The Board of Directors is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders in the year in which the term for their class expires. Mr. Dearth, Ms. Lewis and Ms. Reed are current directors whose terms expire in 2024. Mr. Dearth and Ms. Reed were last elected by the Company’s stockholders at the 2021 Annual Meeting. Ms. Lewis was elected by the Board of Directors on February 15, 2024. The nominations of Mr. Dearth, Ms. Lewis and Ms. Reed have each been reviewed and recommended by the Nominating and Corporate Governance Committee and the Board of Directors.

It is with great sadness that the Board of Directors and the Company acknowledge the death of Gregory E. Lawton on August 18, 2023. Mr. Lawton had been a director since 2006. The Board of Directors and the Company wish to honor the memory of Mr. Lawton and the valuable leadership and guidance he provided.

In the event any of Mr. Dearth, Ms. Lewis and Ms. Reed is unable to serve as director, votes will be cast, pursuant to the authority granted in the proxy, for such person or persons as may be designated by the Board of Directors. The Board of Directors at this time is not aware of any nominee who is or will be unable to serve as director, if elected.

Under the Company’s Amended and Restated By-laws, in an uncontested election directors are elected by a majority of the votes cast by stockholders. An uncontested election of directors means an election for which the number of nominees does not exceed the number of directors to be elected at the specific election. Because three directors are to be elected, and Mr. Dearth, Ms. Lewis and Ms. Reed are the sole nominees, this election is uncontested, and therefore the nominees must receive a majority of votes cast by stockholders to be elected.

Nominees for Director

The following table sets forth certain information about the nominees for director:

Randall S. Dearth
Age: 60 Director Since: 2012

Experience

Senior Director of SK Capital Partners, LP, a private investment firm, since January 2021. President and Chief Executive Officer of GCP Applied Technologies Inc., a leading global provider of construction products technologies, from August 2019 to September 2020. President and Chief Operating Officer of GCP Applied Technologies Inc. from September 2018 to August 2019.

Qualifications

Mr. Dearth also previously served as the President and Chief Executive Officer of LANXESS Corporation, a global chemicals manufacturer, and of Calgon Carbon Corporation, a global manufacturer of activated carbon and innovative treatment systems. Mr. Dearth provides the Board of Directors with global executive leadership in the chemical industry and a global perspective on strategy and business conditions.

Susan M. Lewis
Age: 59 Director Since: 2024

Experience

Principal of Susan Lewis Consulting LLC, a business and executive consulting firm, from March 2021 through July 2023. Senior Vice President, Global Operations, of Corteva, Inc., a global agriculture company, from September 2018 to March 2021.

Qualifications

Ms. Lewis spent over 30 years at Dow Inc., a materials science company, with operations, environmental, health and safety, sustainability and risk management responsibilities. Ms. Lewis brings the Board of Directors global experience in Six Sigma, supply chain, process optimization and capital project management. Ms. Lewis has also sponsored organizational redesign, mergers and acquisitions and transformation projects.

Jan Stern Reed
Age: 64 Director Since: 2015

Experience

Senior Vice President, General Counsel and Corporate Secretary of Walgreens Boots Alliance, Inc., a global pharmacy-led, health and wellbeing enterprise, from February 2015 to February 2016. Senior Vice President, General Counsel and Secretary of Walgreen Co. from October 2014 to February 2015. Director of AngioDynamics, Inc. (NASDAQ: ANGO) and Avita Medical, Inc. (NASDAQ: RCEL).

Qualifications

Prior to joining Walgreens, Ms. Reed was the Executive Vice President of Human Resources, General Counsel and Secretary of Solo Cup Company. Ms. Reed provides the Board of Directors with global executive leadership experience in legal, corporate governance and strategic business matters, as well as extensive experience with risk management, compliance, acquisitions and employee development.

PROPOSAL: The Board of Directors recommends that the stockholders vote FOR the election of Mr. Dearth, Ms. Lewis and Ms. Reed to the Board of Directors, each for a three-year term.

Continuing Directors Whose Terms Are Not Expiring

The following table sets forth certain information about those directors who are not up for election:

Scott R. Behrens
Age: 54 Director Since: 2022 Term Expires: 2025

Experience

President and Chief Executive Officer of the Company since April 2022. President and Chief Operating Officer of the Company from January 2021 through April 2022. Vice President and General Manager – Surfactants of the Company from September 2014 through December 2020.

Qualifications

Mr. Behrens has served the Company for 30 years, including as general manager of the Company’s largest business segment, Surfactants. The Board believes that Mr. Behrens provides key insight into the Company’s day-to-day operations and strategic direction.

Lorinda A. Burgess
Age: 61 Director Since: 2021 Term Expires: 2025

Experience

Vice President, Finance and Chief Financial Officer, Americas Region of Medtronic Inc., a medical technology company, from March 2015 through June 2023. Director of AngioDynamics, Inc. (NASDAQ: ANGO).

Qualifications

Ms. Burgess spent 25 years at Medtronic and retired as a regional chief financial officer. She provides the Board of Directors with financial expertise and with broad operational and strategic experience developed throughout her career in a range of financial leadership roles.

Joaquin Delgado
Age: 64 Director Since: 2011 Term Expires: 2026

Experience

Executive Vice President, Consumer Business Group of 3M Company, a global diversified technology company, from July 2016 to July 2019. Executive Vice President, Health Care Business Group of 3M Company, from October 2012 to July 2016. Trustee of each of Goldman Sachs Trust, Goldman Sachs Trust II, Goldman Sachs ETF Trust, Goldman Sachs ETF Trust II, Goldman Sachs Variable Insurance Trust, and Goldman Sachs Real Estate Diversified Income Fund, each of which is registered as an investment company under the Investment Company Act of 1940.

Qualifications

Dr. Delgado also held other executive leadership positions at 3M Company and holds a doctorate in polymer science and engineering. Dr. Delgado provides the Board of Directors with chemistry and innovation expertise and global business, operational, manufacturing, marketing and corporate development experience.

F. Quinn Stepan, Jr.
Age: 63 Director Since: 1999 Term Expires: 2026

Experience

Chairman of the Company since January 2017. Chief Executive Officer of the Company from January 2006 through April 2022. President of the Company from February 1999 through December 2020.

Qualifications

In his over 30-year career with the Company, Mr. Stepan served in a number of positions of increasing responsibility and in a variety of functions within the Company’s operations. Mr. Stepan’s leadership provides the Board of Directors with extensive knowledge of the Company’s strategy and operations.

Edward J. Wehmer
Age: 70 Director Since: 2003 Term Expires: 2025

Experience

Executive Chairman, Founder and Senior Advisor of Wintrust Financial Corporation, a financial services company, since May 2023. Founder and Chief Executive Officer of Wintrust Financial Corporation from February 2020 through April 2023. President and Chief Executive Officer of Wintrust Financial Corporation from May 1998 to February 2020. Director of Wintrust Financial Corporation (NASDAQ: WTFC).

Qualifications

Mr. Wehmer is also a Certified Public Accountant. Mr. Wehmer provides the Board of Directors with expertise in strategic, financial, banking and accounting matters. Mr. Wehmer also has extensive experience with acquisitions.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

As of March 4, 2024, the following persons were the only persons known to the Company to beneficially own more than five percent of the Company’s Common Stock, other than members of the Company’s Board of Directors or management, whose ownership is set forth in the table below:

Name and Address	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Shares of Common Stock (1)

BlackRock, Inc. (2)	3,498,133	15.6%
The Vanguard Group, Inc. (3)	2,562,730	11.4%
State Street Corporation (4)	1,212,248	5.4%
Dimensional Fund Advisors LP (5)	1,201,147	5.3%

(1)	Based on 22,464,074 shares of Common Stock outstanding as of March 4, 2024.

(2)

As reported in a Schedule 13G/A filed with the SEC on January 22, 2024, by BlackRock, Inc. (“BlackRock”), 50 Hudson Yards, New York, New York 10001. In the Schedule 13G/A, BlackRock reported that, as of December 31, 2023, it had sole voting power as to 3,440,371 shares of Common Stock and sole dispositive power as to 3,498,133 shares of Common Stock.

(3)

As reported in a Schedule 13G/A filed with the SEC on February 13, 2024, by The Vanguard Group (“Vanguard”), 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. In the Schedule 13G/A, Vanguard reported that, as of December 29, 2023, it had shared voting power as to 17,017 shares of Common Stock, sole dispositive power as to 2,523,067 shares of Common Stock and shared dispositive power as to 39,663 shares of Common Stock.

(4)

As reported in a Schedule 13G/A filed with the SEC on January 24, 2024, by State Street Corporation (“State Street”), State Street Financial Center, 1 Congress Street, Suite 1, Boston, Massachusetts 02114. In the Schedule 13G/A, State Street reported that, as of December 31, 2023, it had shared voting power as to 1,137,499 shares of Common Stock and shared dispositive power as to 1,212,248 shares of Common Stock.

(5)

As reported in a Schedule 13G filed with the SEC on February 9, 2024, by Dimensional Fund Advisors LP (“Dimensional”), 6300 Bee Cave Road, Building One, Austin, Texas 78746. In the Schedule 13G, Dimensional reported that, as of December 29, 2023, it had sole voting power as to 1,177,693 shares of Common Stock and sole dispositive power as to 1,201,147 shares of Common Stock.

Security Ownership of the Board of Directors and Management

The following table sets forth, as of March 4, 2024, the security ownership of each executive officer listed in the Summary Compensation Table in this proxy statement, each director and nominee for director, and all currently serving directors and executive officers as a group. The address for each director, nominee for director, and executive officer is c/o Stepan Company, 1101 Skokie Boulevard, Northbrook, Illinois 60062.

Name	Number of Shares of Common Stock Beneficially Owned (1)	Percentage of Outstanding Shares of Common Stock (1)

Scott R. Behrens	48,876 (2)	*
Lorinda A. Burgess	3,334	*
Randall S. Dearth	11,517 (3)	*
Joaquin Delgado	12,175	*
Robert J. Haire, Jr.	581 (4)	*
David G. Kabbes	15,972 (5)	*
Susan M. Lewis	—	*
Arthur W. Mergner	27,369 (6)	*
Sean T. Moriarty	30,819 (7)	*
Jan Stern Reed	10,015	*
Luis E. Rojo	22,586 (8)	*
F. Quinn Stepan, Jr.	899,220 (9)	4.0%
Edward J. Wehmer	23,570 (10)	*
All Directors and Executive Officers	1,564,586 (11)	7.0%

*	Less than one percent of outstanding shares of Common Stock.

(1)

Based on 22,464,074 shares of Common Stock outstanding as of March 4, 2024. Number of shares of Common Stock for each director, nominee for director, and executive officer (and all directors and executive officers as a group) includes (a) shares of Common Stock owned by the spouse of each director, nominee for director, or executive officer, and shares of Common Stock held by each director, nominee for director, or executive officer, or such person’s spouse as trustee or custodian for the benefit of children and family members if such trustee or custodian has voting or investment power, (b) shares of Common Stock that may be acquired within 60 days through the exercise of stock options or stock appreciation rights (“SARs”) granted pursuant to the Company’s incentive compensation plans, and (c) shares of Common Stock pledged as security by such director, nominee for director, or executive officer, or such person’s family members.

(2)

Includes (a) 4,188 shares of Common Stock allocated to Mr. Behrens under the Company’s Employee Stock Ownership Plan II (“ESOP II”), (b) 17,569 shares of Common Stock that Mr. Behrens has the right to acquire through the exercise of stock options granted pursuant to the Company’s incentive compensation plans and (c) 14,258 shares of Common Stock credited to Mr. Behrens’ stock account under the Management Incentive Plan (as amended and restated effective January 1, 2015, the “Management Incentive Plan”). Amounts credited to an employee’s stock account will be paid to the employee at the time of separation of service from the Company as the employee has elected under the provisions of the Management Incentive Plan.

(3)	Includes 1,307 shares of Common Stock credited to Mr. Dearth’s account pursuant to the Stepan Company Directors Deferred Compensation Plan (as amended and restated as of January 1, 2012).

(4)

Includes (a) 32 shares of Common Stock allocated to Mr. Haire under ESOP II and (b) 549 shares of Common Stock that Mr. Haire has the right to acquire through the vesting of restricted stock units (“RSUs”) granted pursuant to the Company’s incentive compensation plans.

(5)

Includes (a) 338 shares of Common Stock allocated to Mr. Kabbes under ESOP II and (b) 7,967 shares of Common Stock that Mr. Kabbes has the right to acquire through the exercise of stock options granted pursuant to the Company’s incentive compensation plans.

(6)

Includes (a) 26 shares of Common Stock allocated to Mr. Mergner under ESOP II, (b) 15,308 shares of Common Stock that Mr. Mergner has the right to acquire through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, (c) 2,641 shares of Common Stock that Mr. Mergner has the right to acquire through the exercise of SARs granted pursuant to the Company’s incentive compensation plans, and (d) 8,593 shares of Common Stock credited to Mr. Mergner’s stock account under the Management Incentive Plan. Mr. Mergner retired from the Company on July 3, 2023.

(7)

Includes (a) 4,337 shares of Common Stock allocated to Mr. Moriarty under ESOP II, (b) 9,355 shares of Common Stock that Mr. Moriarty has the right to acquire through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, (c) 679 shares of Common Stock that Mr. Moriarty has the right to acquire through the exercise of SARs granted pursuant to the Company’s incentive compensation plans, and (d) 5,643 shares of Common Stock credited to Mr. Moriarty’s stock account under the Management Incentive Plan.

(8)

Includes (a) 446 shares of Common Stock allocated to Mr. Rojo under ESOP II, (b) 11,861 shares of Common Stock that Mr. Rojo has the right to acquire through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, (c) 983 shares of Common Stock that Mr. Rojo has the right to acquire through the exercise of SARs granted pursuant to the Company’s incentive compensation plans, and (d) 2,297 shares of Common Stock credited to Mr. Rojo’s account under the Management Incentive Plan.

(9)

Includes (a) 177,150 shares of Common Stock that Mr. Stepan has the right to acquire through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, (b) 6,916 shares of Common Stock that Mr. Stepan has the right to acquire through the exercise of SARs granted pursuant to the Company’s incentive compensation plans, and (c) 76,920 shares of Common Stock credited to Mr. Stepan’s stock account under the Management Incentive Plan.

(10)	Includes 14,225 shares of Common Stock credited to Mr. Wehmer’s account pursuant to the Company’s incentive compensation plans.

(11)

As of March 4, 2024, directors and executive officers as a group had (a) 10,869 shares of Common Stock allocated to them under ESOP II, (b) the right to acquire 246,155 shares of Common Stock through the exercise of stock options, (c) the right to acquire 11,219 shares of Common Stock through the exercise of SARs, and (d) 107,712 shares of Common Stock credited to their stock accounts under the Management Incentive Plan. In addition, the amount shown includes 115,818 shares of Common Stock that were held in the Company’s qualified plans and deemed to be beneficially owned by the Plan Committee, which is comprised of executive officers of the Company. The Plan Committee selects the investment manager of the Stepan Company Trust for Qualified Plans under the terms of a Trust Agreement effective December 1, 2011, with Bank of America, N.A. (“Bank of America”). Bank of America expressly disclaims any beneficial ownership in the securities of this plan.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder require the Company’s executive officers, directors, and persons who own more than ten percent of the Common Stock, to file reports of beneficial ownership and changes in beneficial ownership of Common Stock with the SEC. Based solely upon a review of such reports filed with the SEC and written representations from certain reporting persons, the Company believes that all such required reports have been timely filed, other than a report by Mr. F. Quinn Stepan, Jr. reporting shares acquired by Mr. Stepan’s father pursuant to a distribution of deferred shares on February 2, 2023, which form was inadvertently filed late due to administrative error.

Equity Compensation Plan Information

The following table provides information as of December 31, 2023, about the Company’s securities that may be issued under the Company’s existing equity compensation plans, all of which have been approved by the stockholders:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,266,844 (1)	$ 93.02 (2)	716,012
Equity compensation plans not approved by security holders	—	—	—

Total	1,266,844	$ 93.02	716,012

(1)	Includes unvested performance share awards, with the number of performance shares based on the probable number of shares that will ultimately vest given the projected level of performance.
(2)	Excludes unvested performance share awards.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Approving Related Person Transactions

The Company has adopted a written policy entitled “Related Party Transaction Policy” (the “Related Party Transaction Policy”). The policy was initially approved by the Audit Committee of the Board of Directors in February 2007, has been annually reviewed by the Audit Committee and was last amended in April 2021. This policy applies to material transactions (“Related Party Transactions”) involving the Company and a Related Party, which is defined as a person or entity who is a Company executive officer, director, nominee for election as a director, beneficial owner of five percent or more of the Company’s Common Stock, or immediate family member of these persons, or any entity for which any of the foregoing persons is an executive officer, general partner, managing member, principal or greater than five percent beneficial owner. The Related Party Transaction Policy states that the Company will consummate a Related Party Transaction only when the Audit Committee approves the transaction after considering the factors set forth in the Related Party Transaction Policy. If advance Audit Committee approval of a Related Party Transaction is not feasible, then the Company may preliminarily enter into the transaction upon prior approval by the Chair of the Audit Committee, subject to ratification of the transaction by the Audit Committee at its next regularly scheduled meeting. No director may participate in the approval of a Related Party Transaction for which he or she is a Related Party.

The factors considered by the Audit Committee in its evaluation of a Related Party Transaction include the relevant facts and circumstances of the proposed Related Party Transaction, whether the Related Party Transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, the extent of the related party’s interest in the transaction and the conflicts of interest and corporate opportunity provisions of the Company’s Code of Conduct.

Transactions with Related Persons, Promoters and Certain Control Persons

Mr. Richard Stepan, brother of F. Quinn Stepan, Jr., Chairman of the Board, is a current officer of the Company. Mr. Richard Stepan is neither a director nor a nominee for director. As an employee of the Company, Mr. Richard Stepan receives a base salary, short-term and long-term incentive compensation as appropriate for his position and other regular and customary employee benefits generally available to all Company employees and is eligible for other limited perquisites available to employees at his level within the organization. For 2023, Mr. Richard Stepan was paid a salary of $329,000, and a long-term incentive compensation award of RSUs, SARs and performance shares with a target value of $450,000. Mr. Richard Stepan did not receive a short-term incentive compensation award for 2023. The Audit Committee approved the Company’s employment of Mr. Richard Stepan pursuant to the Related Party Transaction Policy and procedures described above.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Corporate Governance Guidelines and Code of Conduct

The Company is committed to having sound corporate governance principles and has adopted Corporate Governance Guidelines and a Code of Conduct to maintain those principles. The Company’s Code of Conduct applies to all of the Company’s directors, officers and employees, including the Company’s Chief Executive Officer and Chief Financial Officer. The Company’s Corporate Governance Guidelines and Code of Conduct are available at https://stepan.gcs-web.com/corporate-governance/highlights. Stockholders may also request free printed copies of the Company’s Corporate Governance Guidelines and Code of Conduct by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, 1101 Skokie Boulevard, Northbrook, Illinois 60062.

Board Committees

The Board of Directors has four standing committees: the Audit Committee, the Compliance Committee, the Human Capital and Compensation Committee, and the Nominating and Corporate Governance Committee, each composed entirely of independent directors. The charter of each committee is available at https://stepan.gcs-web.com/corporate-governance/highlights.

Audit Committee

The primary functions of the Audit Committee are to (a) assist the Board of Directors in fulfilling its oversight responsibilities to stockholders, the investment community and creditors in relation to (i) the quality and integrity of the Company’s financial statements, (ii) the adequacy of the Company’s internal control over financial reporting, (iii) the Company’s compliance with legal and regulatory requirements (in coordination with the Compliance Committee), (iv) the registered public accounting firm’s qualifications and independence, and (v) the performance of the independent auditors and the Company’s internal audit function; and (b) prepare the Audit Committee report included in each proxy statement. The responsibilities of the Audit Committee include annual selection and engagement of the Company’s independent registered public accounting firm, review of the proposed fees and scope of work of the independent registered public accounting firm’s year-end audit, review with the Company’s independent registered public accounting firm of the results of the year-end audits of the Company’s financial statements and internal control over financial reporting, review of the Company’s financial statements with the Company’s independent registered public accounting firm prior to the Company’s filing of each quarterly report on Form 10-Q and annual report on Form 10-K, review of findings reported by the Company’s internal audit department and management’s responses, review of the internal audit program of the Company and review, approval or disapproval of Related Party Transactions pursuant to the Company’s Related Party Transaction Policy and review of the Company’s risk assessment and risk management policies and procedures, including those relating to the Company’s enterprise risks, financial risks and information security risks. The Audit Committee held four meetings in 2023.

The Audit Committee is comprised of Ms. Burgess (Chair), Mr. Dearth, Dr. Delgado, Ms. Lewis, Ms. Reed and Mr. Wehmer, all of whom are financially literate and are independent directors in accordance with the rules of the New York Stock Exchange and the SEC and as described below under “Director Independence.” The Board of Directors has determined that each of Ms. Burgess and Mr. Wehmer qualifies as an audit committee financial expert within the meaning of SEC regulations.

Compliance Committee

The primary functions of the Compliance Committee are to assist the Board in fulfilling its oversight responsibilities with respect to (a) the Company’s overall compliance with significant legal and regulatory requirements, as well as (b) compliance with its business ethics policies and Code of Conduct. The Compliance Committee held four meetings in 2023.

The Compliance Committee is comprised of Ms. Burgess, Mr. Dearth (Chair), Dr. Delgado, Ms. Lewis, Ms. Reed and Mr. Wehmer, all of whom are independent directors in accordance with the rules of the New York Stock Exchange and as described below under “Director Independence.”

Human Capital and Compensation Committee

The primary functions of the Human Capital and Compensation Committee are to (a) establish and administer the Company’s policies, programs and procedures for compensating its executive management and (b) provide advice and counsel to the Company regarding executive development and succession planning. The responsibilities of the Human Capital and Compensation Committee include reviewing and setting or recommending the compensation of the Company’s executive officers, recommending and administering cash-based and equity-based incentive compensation plans, reviewing and recommending director compensation, reviewing and recommending the Company’s Compensation Discussion and Analysis included in each proxy statement, and preparing the Human Capital and Compensation Committee Report included in each proxy statement. The Human Capital and Compensation Committee also reviews and advises management regarding the Company’s human capital management, including culture, diverse representation, inclusion and pay equity strategies, programs and initiatives. The Human Capital and Compensation Committee held three meetings in 2023.

The Human Capital and Compensation Committee is comprised of Ms. Burgess, Mr. Dearth, Dr. Delgado, Ms. Lewis, Ms. Reed (Chair) and Mr. Wehmer, all of whom are independent directors in accordance with the rules of the New York Stock Exchange and the SEC and as described below under “Director Independence.”

Nominating and Corporate Governance Committee

The primary functions of the Nominating and Corporate Governance Committee are to (a) identify individuals qualified to become board members and recommend the director nominees for election at each annual meeting of stockholders, (b) develop and recommend the Company’s Corporate Governance Guidelines, (c) oversee the evaluation of the Board of Directors and (d) recommend the members for each Board committee. In addition, the responsibilities of the Nominating and Corporate Governance Committee include making recommendations to the Board on corporate governance matters and the Board’s structure. The Nominating and Corporate Governance Committee held three meetings in 2023.

The Nominating and Corporate Governance Committee is comprised of Ms. Burgess, Mr. Dearth, Dr. Delgado (Chair), Ms. Lewis, Ms. Reed and Mr. Wehmer, all of whom are independent directors in accordance with the rules of the New York Stock Exchange and as described below under “Director Independence.”

Board Performance Evaluations

Annually, each director completes an evaluation of the full Board of Directors and of each standing committee on which the director serves. The Company’s Vice President, General Counsel and Secretary compiles the results of the assessments and provides the results to the Nominating and Governance Committee and to the Board of Directors. The Board of Directors initially discusses the assessment results with the Chairman and the Chief Executive Officer in attendance, and if desired by any director, the assessment results are also discussed at Executive Sessions of the non-management directors and at Executive Sessions of the independent directors. This assessment evaluates the Board of Directors’ composition and contribution as a whole to the Company and reviews areas in which the Board of Directors and/or management believes a stronger contribution could be made. The Nominating and Corporate Governance Committee is also responsible for evaluating the performance of current members of the Board of Directors at the time they are considered for re-nomination to the Board of Directors.

Board Meetings and Attendance

During 2023, the Board of Directors held seven meetings. During 2023, all of the directors attended more than 75% of the total number of meetings of the Board of Directors and the meetings of committees of the Board of Directors of which each director was a member. While all directors are encouraged to attend, the Company does not have a formal policy requiring attendance at the Company’s annual meeting of stockholders. All directors attended the 2023 Annual Meeting of Stockholders in person or via remote communication. The Company currently expects that all directors and nominees will attend the 2024 Annual Meeting.

Director Nomination Process

The Corporate Governance Guidelines contain the Board of Directors membership criteria that apply to nominees recommended by the Nominating and Corporate Governance Committee for a position on the Board of Directors. Under these criteria, members of the Board of Directors should possess qualities that include strength of character, an inquiring and independent mind, practical wisdom and mature judgment. In addition to these qualities, director nominees should also possess recognized achievement, an ability to contribute to some aspect of the Company’s business, and the willingness to make the commitment of time and effort required of a director. The Nominating and Corporate Governance Committee’s process for identifying and evaluating director nominees includes recommendations by stockholders, search firms, non-management directors and executive officers, a review and background check of specific candidates, an assessment of the candidate’s independence under the director independence standards described below, and interviews of director candidates by the Nominating and Corporate Governance Committee. Ms. Lewis was first identified as a director candidate by a third-party search firm retained by the Nominating and Corporate Governance Committee.

It is the policy of the Nominating and Corporate Governance Committee to consider candidates recommended by stockholders for membership on the Board of Directors. The Nominating and Corporate Governance Committee’s evaluation of a nominee recommended by a stockholder would consider the general criteria and required information previously described in this section, and any other factors the Nominating and Corporate Governance Committee deems relevant. Any stockholder recommendation proposed for consideration by the Nominating and Corporate Governance Committee must comply with the requirements set forth in the Company’s By-laws. Among other things, a stockholder must give written notice containing the information required by the Company’s By-laws to the Secretary of the Company at Stepan Company, Secretary’s Office, 1101 Skokie Boulevard, Northbrook, Illinois 60062. The deadline to submit a director recommendation for the 2025 Annual Meeting of Stockholders is set forth in the “2025 Stockholder Proposals and Director Nominations” section below.

Board Diversity

The following charts summarize the current composition of the Board of Directors:

In accordance with the Company’s Corporate Governance Guidelines, when identifying director nominees, the Nominating and Corporate Governance Committee and the Board of Directors consider a broad definition of diversity. This definition includes, but is not limited to, diversity of professional, technical, operational, international and financial experience, skills and characteristics. In addition, the Nominating and Corporate Governance Committee and the Board will consider demographics such as age, race, ethnicity, gender and sexual orientation. The Board has also considered experience related to the Company’s business and industry. If the Nominating and Corporate Governance Committee utilizes an outside search firm to identify director nominees, it instructs the search firm to consider broadly-defined diversity in identifying potential nominees.

Director Independence

For purposes of determining director independence, the Company uses the New York Stock Exchange director independence standards. No director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, a director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•

The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(A) The director is a current partner or employee of a firm that is the Company’s internal auditor or independent registered public accounting firm; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Under the New York Stock Exchange rules and the Company’s Corporate Governance Guidelines, at least a majority of the Company’s directors and each member of the Audit Committee, Compliance Committee, Human Capital and Compensation Committee and Nominating and Corporate Governance Committee must meet the independence standards set forth above. The Board of Directors has determined, following the recommendation of the Nominating and Corporate Governance Committee, that each of Ms. Burgess, Mr. Dearth, Dr. Delgado, Ms. Lewis, Ms. Reed and Mr. Wehmer is independent under the standards set forth above and that Mr. Lawton, prior to his passing, was independent under the standards set forth above. In addition, the Board of Directors has determined that each of the members of the standing committees satisfies the Company’s independence standards, including the additional independence standards and financial literacy requirements required for audit committee members and compensation committee members, as applicable, established by SEC and New York Stock Exchange rules. Mr. Stepan is not deemed independent under the rules of the New York Stock Exchange because he served as an employee of the Company until April 25, 2022. Mr. Behrens is not deemed independent under the rules of the New York Stock Exchange because he currently serves as the President and Chief Executive Officer of the Company.

In making independence determinations, the Nominating and Corporate Governance Committee, with assistance from the Company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the Company and management. In its review of director independence, the Nominating and Corporate Governance Committee considered the commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the Company or management. In addition, the Nominating and Corporate Governance Committee considered any relationships between the Company and entities for which any director serves as management or a member of the board of directors.

Board Leadership Structure

The Board of Directors regularly reviews its leadership structure in light of the Company’s then-current needs, trends, internal assessments of Board effectiveness, and other factors. The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board because the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board.

Currently, the Board believes the interests of the Company and its stockholders are best served through a leadership model with the roles of Chairman and Chief Executive Officer separated. Mr. Stepan, who served as the Company’s Chief Executive Officer until April 25, 2022, continues to serve as Chairman of the Board. Mr. Behrens succeeded Mr. Stepan as Chief Executive Officer and is a member of the Board.

The Board believes that Mr. Stepan’s experience puts him in the best position to provide broad leadership for the Board in the role of Chairman as the Board works to deliver value to stockholders. Mr. Stepan possesses extensive knowledge and understanding of the Company and its operations, strategic planning matters, and the industry in general, developed during his over 30-year career with the Company.

To aid the Board’s independent oversight of the Company and management, the Board has elected Mr. Wehmer as Lead Independent Director. The Board believes that the election of the Lead Independent Director enhances the Board’s commitment to maintaining strong corporate governance and provides effective independent Board leadership. Among other responsibilities, the Lead Independent Director presides at all Executive Sessions of the independent directors, advises the Chairman on Board meeting schedules, agendas and materials, and serves as principal liaison between the independent directors and the Chairman. The Lead Independent Director, in consultation with the Chairman and the chairs of the Human Capital and Compensation Committee and the Nominating and Corporate Governance Committee, also leads the process for the evaluation of the Chief Executive Officer.

In addition, the independent directors regularly meet in Executive Sessions without the Chairman, the Chief Executive Officer and other members of management present in accordance with the Company’s Corporate Governance Guidelines.

Risk Management

The Board of Directors takes an active role in overseeing the Company’s financial and non-financial risks. The Audit Committee, which is chaired by Ms. Burgess, leads the Board’s oversight of Company risks. The Audit Committee reviews the Company’s risk assessment and risk management policies and procedures, including those relating to the Company’s enterprise risks, financial risks and information security risks. The Audit Committee receives reports from the Company’s Director of Internal Audit, Chief Compliance and Risk Officer, Chief Financial Officer, and General Counsel, all of whom are responsible for various aspects of the Company’s risk management. The Director of Internal Audit reports directly to the Audit Committee. The Audit Committee also meets with the Company’s external auditors separately from management.

The Compliance Committee, which is chaired by Mr. Dearth, oversees risk assessment and risk mitigation related to matters within the Compliance Committee’s oversight responsibilities, which may include environmental protection, employee health, safety and security, data privacy, employment, anti-bribery and anti-corruption, product quality compliance, and ethics and compliance training.

The Human Capital and Compensation Committee, which is chaired by Ms. Reed, takes the lead role in overseeing the management of risks as they relate to the Company’s compensation policies and practices. During 2023, the Human Capital and Compensation Committee reviewed these compensation policies and practices and did not identify any risks that are reasonably likely to have a material adverse effect on the Company.

Executive Sessions

The Company’s Corporate Governance Guidelines require Executive Sessions of independent directors to be held at least once per year. Any independent director can request that additional Executive Sessions be scheduled. In 2023, seven Executive Sessions without management were held by the independent directors and chaired by Mr. Wehmer in his capacity as Lead Independent Director. In addition, Executive Sessions without management were also held after many Board committee meetings during 2023 and were chaired by the respective chairs of the Board committees.

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Human Capital and Compensation Committee in 2023 were Ms. Burgess, Mr. Dearth, Dr. Delgado, Ms. Reed (Chair) and Mr. Wehmer. Gregory E. Lawton also served as a member and Chair of the Human Capital and Compensation Committee until his term as a director ended upon his passing on August 18, 2023. None of the members of the Human Capital and Compensation Committee during 2023 were at any time an officer or employee of the Company nor did any member participate in a Related Party Transaction. In 2023, none of the Company’s executive officers served as a member of the compensation committee of another entity, or as a director of another entity, one of whose executive officers served on the Human Capital and Compensation Committee or as one of the Company’s directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Summary of Executive Compensation in 2023

In 2023, the Company and the Human Capital and Compensation Committee of the Board of Directors (the “Committee”) applied the compensation policies and principles described in this Compensation Discussion and Analysis in determining the compensation for the individuals named in the Summary Compensation Table. Those individuals are referred to herein as the named executive officers (“NEOs”). The NEOs for 2023 were:

NEO	Title
Scott R. Behrens	President and Chief Executive Officer
Luis E. Rojo	Vice President and Chief Financial Officer
Robert J. Haire, Jr. (1)	Executive Vice President, Supply Chain
David G. Kabbes (2)	Vice President, General Counsel and Secretary
Sean T. Moriarty	Vice President and General Manager – Surfactants
Arthur W. Mergner (3)	Former Executive Vice President, Supply Chain

(1)	Mr. Haire joined the Company as Executive Vice President, Supply Chain, on May 1, 2023.

(2)	Mr. Kabbes also served as the Company’s Interim Chief Human Resources Officer from April 3, 2023, through September 17, 2023.

(3)	Mr. Mergner served as the Company’s Executive Vice President, Supply Chain until his retirement on July 3, 2023.

Significant Developments in 2023

Company Performance

(1)

In 2023, the Company reported net income of $40.2 million, or $1.75 per diluted share, compared to $147.2 million, or $6.38 per diluted share, in 2022, a 73% decrease. The Company’s adjusted net income was $50.7 million, or $2.21 per diluted share, versus $153.5 million, or $6.65 per diluted share, in 2022, a 67% decrease.[1]

(2)

The Surfactant segment delivered operating income of $72.4 million, a 56% decrease versus prior year. The Polymer segment delivered $60.8 million of operating income, a 27% decrease versus the prior year. Specialty Product operating income was $11.5 million, a 62% decrease versus prior year.

(3)

For the full year, the Company paid $32.9 million of dividends. With the increased cash dividend in the fourth quarter of 2023, the Company has increased the dividend on its Common Stock for the 56th consecutive year.

Key Developments Impacting Executive Compensation

(1)	The Company’s advisory Say-on-Pay vote was supported by 98% of votes cast at the Company’s 2023 Annual Meeting.

1 Adjusted net income is a financial measure that has not been calculated pursuant to U.S. generally accepted accounting principles (“GAAP”). See Appendix A for further discussion and a reconciliation of this non-GAAP financial measure to net income, the most directly comparable GAAP financial measure.

(2)

Due to the Company’s 2023 financial performance, and regardless of the level of achievement of individual performance goals, the NEOs did not receive any annual incentive awards for 2023. In addition, and also as a result of failing to meet certain financial goals, the performance shares that were granted to the NEOs in February 2023 under the Company’s long-term incentive plan were forfeited.

(3)

After considering all components of the total compensation paid to the NEOs in 2023, the Committee determined that the 2023 NEO compensation was competitive, reasonable, and aligned with both Company performance and stockholder interests.

Executive Compensation Best Practices the Company Follows

What We Do		What We Don’t Do

✓	Pay for Performance—a Majority of our NEOs’ Annual Total Compensation is Variable and At-Risk	✗	No Grants of Discounted Stock Options or Stock Appreciation Rights

✓	Align Executives’ Total Compensation Mix with Stockholders’ Interests	✗	No Repricing or Replacing Outstanding Stock Options or Stock Appreciation Rights Without Stockholder Approval

✓	Require Significant Executive Stock Ownership	✗	No Employment Agreements That Guarantee Employment or Compensation

✓	Limit Performance-Based Incentive Awards to a Maximum of 200% of Target	✗	No Standing Individual Severance or Change-in-Control Agreements

✓	Provide Limited Executive Perquisites	✗	No Use of Excise Tax Gross-Ups

✓	Subject Incentive Compensation to a Clawback Policy	✗	No Dividend Payments on Unearned Performance Shares

Compensation Philosophy

The basic premise of the Company’s executive compensation philosophy is to pay for performance. The Company’s intention is to foster a performance-driven culture with competitive total compensation as a key driver for all employees. Compensation levels commensurate with Company performance are designed to align the interests of our employees with the interests of our stockholders. To better align our NEOs’ compensation with the interests of our stockholders, a substantial portion of compensation is at-risk and performance-based.

The Company’s guiding philosophy in setting executive compensation is that the compensation of executive officers should reflect the scope of their job responsibilities and the level of individual and corporate performance achieved. Executive compensation should be competitive internally and externally with like or comparable positions based on job descriptions and responsibilities at similarly sized companies within the Company’s industry, Peer Group (as defined below) and other appropriate related industry data or survey information. The Company’s compensation philosophy is reviewed at least annually by the Committee.

The effectiveness of the executive compensation program is primarily measured by Company performance, stock price, external market dynamics, the ability of the Company to attract and retain executive officers, and comparison against other relevant, external benchmarks as needed.

The Committee generally does not consider the impact of previously awarded compensation in determining current executive total compensation. The Committee does, however, use both a chemical industry peer group as well as aggregate executive compensation survey data to annually assess executive compensation as described below under “Compensation Peer Group and Survey Data.” Except for the limits regarding incentive compensation as described below, the Committee does not use specific policies to allocate between cash and non-cash compensation or between short-term and long-term compensation.

Compensation Objectives

The overall objectives of the Company’s compensation program (in which each NEO participates) are as follows:

•	motivate employees to achieve and maintain a high level of performance, and drive results that will help the Company achieve its goals;

•	align the interests of our employees with the interests of our stockholders;

•	provide for market-competitive levels of compensation; and

•	attract and retain employees of outstanding ability.

Role of the Human Capital and Compensation Committee

The Committee is responsible for overseeing the establishment and administration of the Company’s policies, programs and procedures for compensating the Company’s executive management, as further described below. The Committee is also responsible for providing advice to the Company regarding executive development and succession planning. The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee or, to the extent permitted by applicable law, to any other body or individual.

Role of the Compensation Consultant

The Committee engaged Exequity LLP (“Exequity”) as its independent compensation consultant for 2023. Exequity advises the Committee on a range of executive compensation matters. The scope of Exequity’s services to the Committee includes, but is not limited to, the following:

•	Providing the Committee with an assessment of the market competitiveness of the Company’s executive compensation.

•	Apprising the Committee of executive compensation-related trends and developments in the marketplace.

•	Informing the Committee of regulatory developments relating to executive compensation practices.

•	Assisting the Committee with goal setting, calibrating levels of pay to various levels of performance, and pay for performance alignment.

•	Comparing Company executive compensation plan designs and practices to the marketplace.

•

Recommending changes to the executive compensation program to maintain competitiveness and ensure consistency with business strategies, good governance practices and alignment with stockholder interests.

Exequity reports directly to the Committee. The Committee conducted its annual assessment of Exequity’s independence pursuant to SEC rules and determined that no conflict of interest exists that would prevent Exequity from independently advising the Committee. Exequity does not provide any other services to management or the Company.

Role of the Committee and Executives in Establishing Executive Compensation

The Committee determines the compensation of the Chief Executive Officer. The Chief Executive Officer and Vice President and Chief Human Resources Officer make recommendations to the Committee regarding compensation for all other executive officers, including the NEOs, other than with respect to their own compensation. The Committee then reviews these recommendations and approves the final compensation for all executive officers. All recommendations made to the Committee and all determinations made by the Committee are based upon the Company’s policies and guidelines and other relevant factors outlined in the “Compensation Peer Group and Survey Data” and “Elements of Compensation” sections below.

Advisory Vote on Executive Compensation

The advisory vote in 2023 was the thirteenth consecutive year that the Company’s Say-on-Pay vote was supported by its stockholders with the approval of more than 96% of the votes cast at the annual meeting of stockholders. As stated above, the Company’s advisory Say-on-Pay vote was supported by 98% of votes cast at the Company’s 2023 Annual Meeting. The Committee acknowledges and values the feedback from the Company’s stockholders on the annual Say-on-Pay vote and believes that these results demonstrate stockholder support of the Company’s executive compensation programs. As a result of the strong stockholder support for the 2023 Say-on-Pay vote, the Committee determined that the Company’s compensation practices and processes did not require any significant modifications to achieve the desired results of the Company’s compensation program or to address stockholder concerns and therefore did not make any changes as a direct result of such vote results. The Committee will continue to consider the outcome of these advisory votes when determining future executive compensation arrangements.

Executive Pay Mix

The Company targets a total compensation mix where fixed pay, consisting of base salary, is less than half of the total compensation that any NEO or executive officer may earn in any given year. The combined mix of both short-term and long-term incentives for executive officer compensation is structured to encourage the necessary focus and motivation to achieve outstanding results on an ongoing basis, both in the short term and long term. In addition, the combined focus on both short-term and long-term objectives is designed to align executive officers’ and stockholders’ interests. Short-term incentives for executive officers are based on individual and Company performance. Long-term incentives for executive officers are based on Company performance (performance shares) or are time-vested (RSUs and SARs). The Company’s total compensation targets assume above-average Company performance, and potential compensation can vary considerably depending on overall Company performance. The graphics below illustrate the pay mix for our Chief Executive Officer and other NEOs other than Mr. Mergner, who retired on July 3, 2023, (on an average basis) using target level of performance for all incentive awards.

Compensation Peer Group and Survey Data

To better understand the compensation practices of similar companies, the Committee reviews data gathered from a custom peer group (“Peer Group”) and general market survey data from Mercer LLC (“Mercer”). Information gathered from the Peer Group serves as the primary reference point for the Committee, with Mercer survey data used as a secondary reference.

The Peer Group consists of companies selected on the basis of chemical industry affiliation and size as compared to the Company (e.g., total revenues and market capitalization). The following companies comprised the Peer Group that the Committee referenced when setting 2023 compensation:

AdvanSix Inc.	The Chemours Company	NewMarket Corporation
Ashland Inc.	H.B. Fuller Company	Quaker Chemical Corporation
Avient Corporation	Innospec Inc.	RPM International Inc.
Cabot Corporation	Koppers Holdings, Inc.	Sensient Technologies Corporation

The Committee undertakes annual evaluations of the Peer Group in order to ensure the Company is comparing itself with companies that have the characteristics to appropriately match the Company. Exequity performed a review of the Peer Group listed above in July 2023 and the Committee did not make changes to the Peer Group as a result of such review. The Committee and its independent compensation consultant will continue to monitor the Peer Group going forward as appropriate.

When assessing the competitiveness of Company compensation programs, the Committee, in part, uses median compensation levels in the Peer Group as a reference point to provide a framework for and on which to base individual compensation decisions. The Committee generally references median total compensation for executive officers, but the Committee retains discretion to determine appropriate compensation levels. The Committee believes that all NEOs’ and executive officers’ total compensation amounts are within appropriate and reasonable levels as compared to the Peer Group data considering performance, experience level, time in position and both external and internal equity evaluations.

Elements of Compensation

For the fiscal year ended December 31, 2023, the principal elements of compensation for the executive officers, including the NEOs, were as follows:

Compensation Element

Purpose	Description

Base Salary

To attract and retain employees of outstanding abilities	Fixed component of pay based on specific position salary ranges determined by job responsibilities and performance, time in position at the Company and reference to Peer Group data

Short-Term Incentive Compensation

To drive improvement in year-over-year financial performance; to motivate, attract and retain employees; and to align executives’ interests directly with Company financial objectives	Variable, annual, at-risk cash component of pay that rewards achievement of pre-determined Company and individual goals

Long-Term Incentive Compensation

To promote retention of executives, to reward outstanding Company performance, to encourage a focus on the Company’s long-term financial results, and to align executive interests with stockholder interests

Variable, at-risk, equity component of pay for eligible participants that rewards stockholder value creation over the long term

Retirement Benefits, Perquisites and Other Benefits

To promote retention, to attract outstanding employees and to provide employees with a tax deferred retirement savings vehicle directly connected to the Company’s financial results

Company dollar-for-dollar matching contribution up to six percent of base salary under a Savings and Investment Retirement Plan for all U.S. employees, plus supplemental contributions based on the Company’s financial results

Executives and key employees, including the NEOs, are eligible for a limited amount of perquisites

Benefit programs that are available to all U.S. salaried employees

Base Salary

The Company has established salary grades and ranges for all global employees, including the NEOs. Salary grades reflect the responsibility level of the position (i.e., positions with a greater level of responsibility have a higher salary grade). The salary range for each grade is primarily based on survey data. The salary grade structure enables the Company to ensure that pay is both market competitive and internally equitable.

The Committee, taking into consideration the performance of the Company, the Company’s compensation philosophy, the Peer Group data, and the executive’s performance, reviews and determines the Chief Executive Officer’s salary on an annual basis. The Chief Executive Officer and the Vice President and Chief Human Resources Officer make recommendations to the Committee regarding compensation for all other NEOs. The Committee has the discretion to approve such recommendations or revise the recommended amounts, higher or lower, based upon each executive officer’s individual performance. The Chief Executive Officer’s salary range is determined based on the same factors and criteria as those for the other NEOs and executive officers.

The NEOs’ base salaries, effective as of March 1, 2023 (unless otherwise noted), are shown below. The NEOs’ base salaries were increased slightly to bring them more in line with the market.

NEO	2022 Base Salary	2023 Base Salary
Scott R. Behrens	$900,000	$940,000
Luis E. Rojo	$515,000	$546,000
Robert J. Haire, Jr. (1)	N/A	$460,000
David G. Kabbes	$445,000	$464,000
Sean T. Moriarty	$440,000	$462,000
Arthur W. Mergner	$480,000	$490,000

(1)	Mr. Haire joined the Company on May 1, 2023.

Short-Term Incentive Compensation

NEOs and certain other employees are eligible for short-term incentive compensation as set forth in the Management Incentive Plan. The purpose of the Company’s short-term incentive compensation program is to promote improvement in year-over-year financial performance; to motivate, attract and retain executive, managerial and key employees of outstanding ability; and to align participants’ interests directly with the Company’s financial targets. The target amount of short-term incentive compensation for each NEO is expressed as a percentage of the executive’s actual base salary earned during the respective calendar year. Because senior managers have a greater ability to impact Company results, a significant percentage of their total target compensation is at-risk. The Chief Executive Officer position has the highest level of responsibility, and therefore, the target percentage exceeds the other NEOs’ target percentages.

The extent, if any, to which an incentive award will be payable to an NEO will be based solely upon the degree of achievement of pre-established performance goals over the specified calendar year. In years when Company performance is exceptional and above the Target level, it is possible for NEOs to receive annual incentive payments above Target, while in years when Company or individual performance is below the Threshold level for a particular metric, no annual incentive will be paid based upon performance on that metric. In addition, the Committee may, in its sole discretion, reduce or eliminate the amount that would otherwise be payable to the NEO with respect to a calendar year.

The following chart reflects the Target Annual Incentive Award and Maximum Annual Incentive Award for each NEO for 2023 under the terms of the Management Incentive Plan (which target amounts were the same as for 2022 for each NEO who was employed by the Company in 2022):

NEO	Target Annual Incentive Award (% of 2023 Salary Earned)	Maximum Annual Incentive Award (% of 2023 Salary Earned)
Scott R. Behrens,	100.0%	200.0%
Luis E. Rojo	75.0%	150.0%
Robert J. Haire, Jr.	75.0%	150.0%
David G. Kabbes	65.0%	130.0%
Sean T. Moriarty	75.0%	150.0%
Arthur W. Mergner	75.0%	150.0%

Each NEO’s annual incentive payment is determined based on the Company’s achievement of overall financial performance objectives (“Corporate Financial Performance Objectives”) and the achievement of individual performance objectives (“Individual Performance Objectives”), as described below. For 2023, each NEO’s Annual Incentive Award could be increased by a prorated amount if Corporate Net Income exceeded the Target objective, with a two times multiplier applied if Corporate Net Income met or exceeded the Maximum objective. Similarly, each NEO’s Annual Incentive Award could be reduced if Corporate Net Income did not meet the Threshold objective.

Corporate Financial Performance Objectives

The Committee establishes the Corporate Financial Performance Objectives at the beginning of each calendar year. For 2023, the Committee established targets for the two Corporate Financial Performance Objectives for all NEOs: Corporate Net Income and Corporate Growth Goal.2

For 2023, the following performance levels were established for the Corporate Net Income objective:

	Threshold	Target	Maximum
Corporate Net Income	$130.0 million	$145.0 million	$160.0 million

The Corporate Growth Goal consisted of profit goals for three categories of products and customers. Together, the three categories of products and customers had an assigned profit goal, with a target increase over 2022 profit. The Corporate Growth Goal was based upon strategic growth priorities for the Company and was designed to be difficult but achievable. The Corporate Growth Goal consisted of profit growth in the following categories: Rigid Polyols, Functional Surfactants and Tier 2 and Tier 3 Surfactant Customers.

For 2023, the following performance levels were established for the Corporate Growth Goal with reference to the profit achieved:

	Threshold	Target
Corporate Growth Goal	$667.0 million	$715.5 million

Each NEO’s annual incentive objectives include these Corporate Financial Performance Objectives. For 2023, all NEOs had at least 35% of their annual incentives tied to these objectives. Within the Corporate Financial Performance Objectives, a weighting of approximately 85% was assigned to the Corporate Net Income objective and a weighting of approximately 15% was assigned to the Corporate Growth Goal objective.

2 Corporate Net Income is a non-GAAP measure that differs from the Company’s reported net income. See Appendix A for a definition.

The following table shows the Company’s performance against the Corporate Net Income and Corporate Growth Goal objectives in 2023:

Objective	2023 Results	2023 Threshold	Annual Incentive Award Earned (% of 2023 Salary Earned)
Corporate Net Income	$ 50.7 million	$ 130.0 million	0%
Corporate Growth Goal	$ 593.9 million	$ 667.0 million	0%

For 2023, the Company did not meet the Corporate Net Income Threshold objective of $130.0 million, with a result of $50.7 million, and did not meet the Corporate Growth Goal Threshold objective of $667.0 million, with a result of $593.9 million. Because the Company did not meet the Threshold Corporate Financial Performance Objectives, the NEOs did not earn any portion of their Annual Incentive Awards for 2023.

Individual Performance Objectives

The President and Chief Executive Officer and the Committee agreed upon the Individual Performance Objectives for the President and Chief Executive Officer at the beginning of 2023. For executives other than the Chief Executive Officer, the Chief Executive Officer and the executive agree upon Individual Performance Objectives at the beginning of each calendar year. These Individual Performance Objectives may either be financial objectives for a particular business segment or function, or achievement of certain strategic objectives specific to their function and responsibility. For 2023, the Chief Executive Officer’s Individual Performance Objectives included enhancing long-term Company performance by championing core culture and values, including safety, compliance, and employee engagement and accountability, as well as specific operational objectives in areas such as supply chain and capital project execution. For each business segment leader, the financial performance of the executive’s segment comprises a significant portion of the executive’s Individual Performance Objectives. For example, for 2023, global surfactant operating income comprised 30% of the short-term incentive compensation objectives for Mr. Moriarty, the Company’s Vice President and General Manager – Surfactants.

As stated above, as a result of the Company’s 2023 financial performance, and notwithstanding achievement of any Individual Performance Objectives, the NEOs did not earn any annual incentive awards for 2023.

Long-Term Incentive Compensation

The Committee typically grants equity awards annually to the NEOs under the Company’s long-term incentive plan. In 2023, the Committee reviewed and approved an allocation of long-term incentives for the NEOs at approximately 25% of the total grant value as SARs, approximately 25% of the total grant value as RSUs and approximately 50% of the total grant value as performance shares. The Committee changed the equity award mix to add RSUs in 2023 in order to better align with market practice.

NEO	Stock Appreciation Rights Value	Restricted Stock Units Value	Performance Shares Value	Total 2023 LTI Value
Scott R. Behrens	$ 780,000	$ 780,000	$ 1,560,000	$ 3,120,000
Luis E. Rojo	$ 225,000	$ 225,000	$ 450,000	$ 900,000
Robert J. Haire, Jr.	$ 150,000	$ 150,000	$ 300,000	$ 600,000
David G. Kabbes	$ 150,000	$ 150,000	$ 300,000	$ 600,000
Sean T. Moriarty	$ 150,000	$ 150,000	$ 300,000	$ 600,000
Arthur W. Mergner	$ 168,750	$ 168,750	$ 337,500	$ 675,000

The chart below shows the number of each type of equity award that the Committee granted to the NEOs as part of the annual 2023 equity grant. The number of SARs granted was calculated by dividing the amounts in the table above by the Black-Scholes value of a SAR on the date of the grant. The number of RSUs and performance shares granted was calculated by dividing the amounts in the table above by the average of the opening price and closing price of the Company’s common stock on the date of the grant.

NEO	Stock Appreciation Rights	Restricted Stock Units	Performance Shares (at Target)
Scott R. Behrens	19,742	7,096	14,192
Luis E. Rojo	5,695	2,047	4,094
Robert J. Haire, Jr.	4,744	1,649	3,299
David G. Kabbes	3,797	1,365	2,729
Sean T. Moriarty	3,797	1,365	2,729
Arthur W. Mergner	4,271	1,535	3,070

The grants of SARs, RSUs and performance share awards to the NEOs are shown in the Grants of Plan-Based Awards Table. The Board of Directors believes that the mix of such awards provides long-term incentive compensation that is market competitive to attract and retain executives who drive the long-term growth of the Company and further align the interests of those executives with the interests of the Company’s stockholders.

In addition to the annual long-term incentive awards, grants of SARs, RSUs, performance shares and other stock awards may be awarded to executive officers at other times based on factors that the Committee determines to be relevant, including upon hire, upon promotion or for extraordinary job performance. In recognition of his service as Interim Chief Human Resources Officer during 2023, Mr. Kabbes was awarded, in addition to the grants set forth above, a grant of 762 RSUs with a value of $50,000 in October 2023.

Stock Appreciation Rights

SARs are granted annually at the average of the opening price and closing price of Common Stock on the date of the grant and have a ten-year term. SARs vest ratably over a three-year period and are settled in stock.

Restricted Stock Units

RSUs are granted annually at the average of the opening price and closing price of Common Stock on the date of the grant. RSUs vest ratably over a three-year period and are settled in stock.

Performance Shares

Performance shares are contingently awarded at a target number of shares and subject to certain performance conditions established by the Committee. The Committee chose Corporate Net Income as a performance measure because the Company uses net income as an important indicator of business performance. The Company uses an adjusted measure, rather than reported net income, because the adjusted measure excludes items that may not be indicative of the Company’s core operating results. The initial target number of shares may increase or decrease by up to 50% based on the Company’s Corporate Net Income results for the calendar year in which the grant is made versus Threshold, Target and Maximum Corporate Net Income objectives. If the Company’s Corporate Net Income result for such year is below the Threshold objective, then the performance shares are forfeited entirely. If the Company’s Corporate Net Income result for such year exceeds the Maximum objective, then the target number of shares will be increased by 50%. Following completion of the three-year performance period, the number of shares may further increase or decrease by up to 30%, based on a three-year average Corporate Return on Invested Capital (“ROIC”) modifier.3 For the performance shares granted in 2023, the Committee set the following Corporate Net Income objectives:

Performance Level	2023 Corporate Net Income	Initial Share Award (% of Target)
Threshold	$130 million	50%
Target	$145 million	100%
Maximum	$160 million	150%

The Committee set the following ROIC modifiers for the three-year performance period ending December 31, 2025:

2023-2025 Average ROIC	Award Modifier
Less than or equal to 6.75%	-30%
7.50%	No impact
Equal to or greater than 8.25%	+30%

The 2023 Corporate Net Income result of $50.7 million was below the Threshold objective level. Therefore, the performance shares granted in 2023 were forfeited and no shares will be earned or issued in respect thereof.

For the performance shares granted in 2021, the initial calculation of the number of performance shares was based on the following Corporate Net Income objectives:

Performance Level	2021 Corporate Net Income	Initial Share Award (% of Target)
Threshold	$116 million	50%
Target	$145 million	100%
Maximum	$159 million	150%

The Committee determined the actual number of performance shares issued after the three-year performance period ending December 31, 2023, based on the following ROIC modifiers:

2021-2023 Average ROIC	Award Modifier
Less than or equal to 9.75%	-30%
10.75%	No impact
Equal to or greater than 11.75%	+30%

3 Return on Invested Capital is a non-GAAP measure. See Appendix A for a definition.

The 2021 Corporate Net Income result was $143.5 million and the 2021-2023 average ROIC result was 8.08%. Therefore, the number of shares earned and issued for the 2021 grant of performance shares was 68.18% of the initial target number of shares. The following chart reflects the number and value of shares earned and issued in respect of the performance shares granted in 2021.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Scott R. Behrens	2,205	$202,606
Luis E. Rojo	1,488	$136,725
Robert J. Haire, Jr. (1)	—	—
David G. Kabbes	1,102	$101,257
Sean T. Moriarty	1,323	$121,564
Arthur W. Mergner	1,226	$112,651

(1)	Mr. Haire joined the Company on May 1, 2023.

(2)	The value is based on the market value of the Company’s Common Stock of $91.89 per share, the average of the high and low prices on February 15, 2024, the date of vesting.

Retirement Benefits

Retirement Plan for Salaried Employees

Effective June 30, 2006, the Company froze the Retirement Plan for Salaried Employees (the “Retirement Plan for Salaried Employees”) and ended the benefit accrual for all participants. Eligible participants were all employees not covered by a collective bargaining agreement who were employees prior to July 1, 2006. The Retirement Plan for Salaried Employees was replaced by the Savings and Investment Retirement Plan (“SIRP”), which provides for Company contributions into the employee’s SIRP account (see the discussion below in the “Savings and Investment Retirement Plan” section). The primary purpose of both the Retirement Plan for Salaried Employees and the SIRP is to retain valuable employees.

The amounts included in the Pension Benefits table are the present values of the benefits expected to be paid under the Retirement Plan for Salaried Employees in the future. The amount of each future payment is based on the current accrued pension benefit. The actuarial assumptions, with the exception of the expected retirement age, are consistent with those used in the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in the Retirement Plan for Salaried Employees and the SIRP.

The pension benefit information set forth in this proxy statement has been calculated based on actuarial assumptions that are considered to be reasonable. Other actuarial assumptions could also be considered to be reasonable, which would result in different pension benefit estimates.

Savings and Investment Retirement Plan

Pursuant to the SIRP, in each payroll period during 2023, the Company made a contribution to the SIRP account of each eligible employee, including the NEOs. The amount of the Company contribution in 2023 was a dollar-for-dollar matching contribution of up to six percent of the participant’s base salary for the portion of the payroll period during which the participant was an eligible employee (subject to certain limits). All the NEOs received SIRP contributions in 2023 in the amounts set forth in the Summary Compensation Table.

Profit-Sharing Contributions

The Company may make additional profit-sharing contributions under the SIRP to each eligible employee, including the NEOs and salaried, hourly and union employees. The Company’s profit-sharing contributions are designed to (i) provide eligible employees with an element of their retirement savings that is directly connected to the Company’s financial results, (ii) provide a tax-deferred retirement savings vehicle for eligible employees while giving participants the incentive to optimize the Company’s financial results, and (iii) allow eligible employees to enjoy the benefits of the Company’s success.

Each year management determines, based on the Company’s financial results, whether to recommend to the Committee that the Company make a profit-sharing contribution to the accounts of eligible participants. The Committee reviews management’s recommendation and, if approved, presents the recommendation to the Board of Directors for approval. In 2023, the Committee recommended a profit-sharing contribution that was based on 2.5% of the Company’s 2022 pre-tax income, which was approved by the Board.

Employee Stock Ownership Plan

The Stepan Company Employee Stock Ownership Plan II (“ESOP II”), which is applicable to NEOs, is designed to (i) expand stock ownership among employees, (ii) encourage greater employee interest in the Company’s financial results, (iii) benefit employees financially by enabling them to acquire shares of the Company’s Common Stock without making contributions, and (iv) provide eligible employees with the opportunity to share in the growth of the Company.

Contributions to ESOP II are a part of the profit-sharing contribution under the SIRP as described in the “Profit-Sharing Contributions” section above and may be reallocated to ESOP II in shares of Company Common Stock. The ESOP II allocation is made to broaden Company stock ownership among employees for further alignment with the interests of Company stockholders. For 2023, the Committee approved a 100% allocation to ESOP II for eligible U.S. employees, including the NEOs.

Supplemental Executive Savings and Investment Retirement Contributions

The Board of Directors has the authority to approve supplemental contributions to provide retirement benefits to any executive affected by IRS limits on benefits that otherwise would be available through contributions to the SIRP. The supplemental contributions are provided to executives as a common executive benefit that allows the Company to be competitive for executive compensation and benefits. During 2023, all the NEOs were eligible to receive supplemental contributions in the amount by which a six percent contribution to the NEO’s SIRP account by the Company would exceed IRS limits. All supplemental contributions to the NEOs in 2023 are included in the Summary Compensation Table.

Perquisites

The Company provides NEOs with limited perquisites that the Company and the Committee believe are reasonable and consistent with the Company’s overall compensation program because they better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the perquisites provided to the NEOs and other executives.

The Company offers additional long-term disability “top-up” coverage to employees, including NEOs, whose long-term disability coverage is limited due to payout caps under the long-term disability coverage offered to all U.S. salaried employees.

All executives at the Vice President level and higher, including the NEOs, are provided the use of Company-leased vehicles, including fuel, maintenance and insurance. The allowance for the initial vehicle cost is set by salary grade. The personal use value is computed using the IRS annual lease valuation rule. Other travel benefits, including spousal travel on a limited basis, are provided periodically. The Company also provides relocation benefits for newly hired executive officers.

The Company maintained one Company-owned condominium that is not used solely for business purposes. Executives, including the NEOs, are allowed to use this property for personal use if and when the property is not needed for business purposes. When the NEOs use this property for personal reasons, such values are included in the Summary Compensation Table under “All Other Compensation” based on the incremental cost to the Company.

Clawback Policy

The Company has adopted a Clawback Policy that applies to the Company’s executive officers who are subject to Section 16 of the Exchange Act. The current version of the policy applies to compensation received on or after October 2, 2023, and is intended to comply with applicable SEC and New York Stock Exchange requirements. Under this policy, in the event of a restatement of the Company’s financial statements, the Company will recover from all covered executives, regardless of fault and without regard to any taxes paid, compensation that would not have been paid had the restated financial statements initially been correct. The compensation that could be recovered includes short-term and long-term incentive compensation awarded based on the subsequently restated financial statements that was paid during the three completed fiscal years preceding the restatement. The previous version of the policy applies to compensation received prior to October 2, 2023. Under that version of the policy, in the event that any executive covered by the policy engages in willful misconduct or fraud that substantially contributes to a material restatement of the Company’s financial statements, the Company will recover from all covered executives compensation that would not have been paid had the restated financial statements initially been correct. The compensation that could be recovered includes short-term and long-term incentive compensation awarded based on the subsequently restated financial statements that was paid during the 12 months preceding the restatement.

Stock Ownership Policy

The NEOs are subject to a stock ownership policy. The Company instituted a stock ownership policy because it believes that ownership of Company stock is desirable in order to focus both short-term and long-term decision-making on the best interests of the Company and its stockholders. Ownership of Company stock aligns NEOs’ interests with the Company’s financial performance, including the performance of the Company’s Common Stock.

The stock ownership policy, last amended in December 2022, is reviewed by the Committee, as needed, on a periodic basis against peer group and general industry benchmarks of stock ownership.

The stock ownership guidelines apply to all NEOs and certain other employees. The Company’s Chief Executive Officer is required to maintain ownership of shares with a value of at least five times his base salary; each other executive officer is required to maintain ownership of shares with a value of at least two and a half times his or her base salary; and each other participant is required to maintain ownership of shares with a value of at least one times his or her base salary. All executives, including the NEOs, are expected to reach and maintain the required stock ownership level within five years from their initial stock grant. In the event of a promotion that would require an increase in stock ownership under the terms of the policy, an executive has five years from the date of the promotion to achieve compliance with the new level of stock ownership requirements. During the first thirty-six months of eligibility, all executives, including the NEOs, are encouraged, but not required, to progress toward compliance by making approximately twenty percent progress each year. After thirty-six months of eligibility, all executives, including the NEOs, are required to demonstrate progress toward the stock ownership requirement by attaining eighty percent of the required level by year four and one hundred percent of the required level by year five. Recognizing the importance of retirement planning, an NEO may, commencing at age 61, reduce his or her holdings by ten percent per year up to fifty percent of his or her required ownership level by the calendar year he or she attains the age of 65.

The following shares count towards the stock ownership requirements: (i) shares owned directly or indirectly(ii) shares owned in the Company’s ESOP II, (iii) shares owned in the Company’s Employee Stock Purchase Plan, (iv) shares held in any Company deferred compensation plan, (v) time-based restricted stock awards and (vi) unvested performance shares no longer subject to performance conditions. Stock options and SARs do not count towards the stock ownership requirement. No shares other than those stated above count toward the stock ownership requirements.

The Committee reviews annually whether executives, including the NEOs, are in compliance with the stock ownership policy. The Committee determined that all executive officers, including the NEOs, were in compliance with the Company’s stock ownership requirements as of March 2024. Executive officers who received their initial stock grant over five years ago are in full compliance and executive officers who received their initial stock grant within the last five years have made the requisite progress towards full compliance. If an executive fails to comply with stock ownership policy and annual progress requirements, the executive must retain 100% of their vested long-term incentive plan shares. In addition, all executives, including NEOs, are prohibited from selling Company stock acquired by exercising stock options until such executive is in compliance with the ownership requirement.

Hedging and Trading Restrictions

The Company has an Insider Trading Policy that, among other things, prohibits NEOs, officers, directors and employees from hedging the economic risk of their ownership in the Company’s Common Stock. This policy bars NEOs, officers, directors and employees from purchasing financial instruments or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company equity securities granted by the Company as compensation or held, directly or indirectly, by the NEO, officer, director or employee. In addition, this policy prohibits short-selling of the Company’s securities. This policy also prohibits directors, officers and covered employees from trading in the Company’s securities outside of trading window periods or without pre-clearance.

Post-Termination Benefits

The Company does not maintain any plans or other arrangements with its executives that provide for severance or post-termination compensation in the event of a future termination of the executive’s employment. Subject to Committee approval, the Company may, however, occasionally enter into separation agreements or arrangements with its executives at the time of the executive’s termination of employment that provide for severance payments or benefits. In addition, executives and other employees may receive accelerated vesting of equity awards in the event of death or disability, and prorated accelerated vesting of equity awards in the event of retirement, pursuant to the terms of the applicable grant agreements.

Impact of Tax and Accounting Considerations

The Company monitors compensation and benefits-related accounting rules, securities rules, tax rules and all other federal and state regulations on an ongoing basis through internal sources and external sources such as consultants, advisors and outside legal counsel. The Company routinely considers such rules and regulations and their impact on plan design alternatives and Company performance.

Human Capital and Compensation Committee Report

The Human Capital and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

   HUMAN CAPITAL AND COMPENSATION COMMITTEE

Jan Stern Reed, Chair
Lorinda A. Burgess
Randall S. Dearth
Joaquin Delgado
Susan M. Lewis
Edward J. Wehmer

2023 Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the NEOs for the fiscal year ended on December 31, 2023 (and, to the extent applicable, December 31, 2022, and December 31, 2021). Additional information related to each component of compensation for the NEOs is provided above in the Compensation Discussion and Analysis.

Name and Principal Position	Year	Salary (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
Scott R. Behrens (1) President and Chief Executive Officer	2023	$933,333	$2,275,829	$780,006	—	$17,791	$116,934	$4,123,893
	2022	$780,833	$1,152,739	$1,800,005	$1,099,840	—	$125,929	$4,959,346
	2021	$500,000	$387,216	$600,005	$ 417,240	—	$ 66,948	$1,971,409

Luis E. Rojo Vice President and Chief Financial Officer	2023	$540,834	$656,514	$225,009	—	N/A	$ 57,555	$1,479,912
	2022	$508,333	$307,588	$479,995	$ 529,036	N/A	$ 66,650	$1,891,602
	2021	$468,333	$261,338	$405,003	$ 315,194	N/A	$ 56,248	$1,506,116

Robert J. Haire, Jr. Executive Vice President, Supply Chain	2023	$306,667	$434,878	$150,005	—	N/A	$ 49,671	$941,221

David G. Kabbes Vice President, General Counsel and Secretary	2023	$460,833	$487,672	$150,019	—	N/A	$ 53,549	$1,152,073
	2022	$442,500	$230,691	$360,005	$ 425,896	N/A	$ 62,694	$1,521,786
	2021	$427,000	$193,548	$299,984	$ 253,997	N/A	$ 50,529	$1,225,058

Sean T. Moriarty Vice President and General Manager – Surfactants	2023	$458,333	$437,677	$150,019	—	$18,376	$ 56,904	$1,121,309
	2022	$437,500	$230,691	$360,005	$ 366,891	—	$ 63,566	$1,458,653
	2021	$425,000	$232,354	$360,047	$ 236,938	—	$ 55,557	$1,309,896

Arthur W. Mergner Former Executive Vice President, Supply Chain	2023	$416,142	$492,305	$168,747	—	$31,710	$ 31,516	$1,140,420
	2022	$477,500	$259,568	$405,010	$ 413,475	—	$ 62,865	$1,618,418
	2021	$465,000	$261,338	$405,003	$ 252,319	—	$ 55,059	$1,438,719

(1) Mr. Behrens was promoted to President and Chief Executive Officer on April 25, 2022.

(2) Amount for 2023 for Mr. Mergner includes (a) vacation payout in the amount of $70,767 upon retirement and (b) fees for his consulting services after his retirement on July 3, 2023, in the amount of $100,000.

(3) Amounts for 2023 include (a) the grant date fair value of RSUs granted during the fiscal year ended December 31, 2023, calculated in accordance with FASB ASC Topic 718, and (b) performance share awards that are subject to performance-based vesting conditions and reflect the target outcome award value at the date of the grant in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See Note 11, Stock-based Compensation, to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, for a discussion of relevant assumptions used in calculating the fair values pursuant to FASB ASC Topic 718. These performance share awards are subject to achievement of the performance conditions as described in the section above entitled “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.” The maximum grant date values, assuming achievement of the highest level of performance conditions, would be:

Name	2023
Scott R. Behrens	$2,916,822
Luis E. Rojo	$841,440
Robert J. Haire, Jr.	$555,558
David G. Kabbes	$560,891
Sean T. Moriarty	$560,891
Arthur W. Mergner	$630,977

(4) Amounts for 2023 include the grant date fair value of SARs granted during the fiscal year ended December 31, 2023, calculated in accordance with FASB ASC Topic 718. See Note 11, Stock-based Compensation, to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, for a discussion of relevant assumptions used in calculating the fair values pursuant to ASC Topic 718.

(5) Based on the Company’s financial performance in 2023, and the related decision of the Human Capital and Compensation Committee not to give credit for individual performance objectives in light of such financial performance, the NEOs did not earn Annual Incentive Awards for 2023.

(6) Amounts for 2023 reflect the actuarial increase in the present value of the NEO’s benefits under the Company’s pension plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

(7) Amounts for 2023 include Company contributions (including profit-sharing contributions) to each NEO’s defined contribution accounts as follows: Mr. Behrens: $65,030; Mr. Rojo: $37,683; Mr. Haire: $20,367; Mr. Kabbes: $32,109; Mr. Moriarty: $31,935; and Mr. Mergner: $15,749. Amounts for 2023 also include personal use of Company-leased vehicles and airline club membership fees. Amounts for 2023 for NEOs other than Mr. Haire also include long-term disability insurance premiums; such premiums amounted to $26,828 for Mr. Behrens. Amount for 2023 for Mr. Behrens also includes personal and family use of entertainment events. Amounts for 2023 for Messrs. Behrens and Rojo also include spousal travel and service awards. Amount for 2023 for Mr. Haire also includes relocation allowance ($10,000) and moving expenses ($17,715). Amount for 2023 for Mr. Mergner also includes personal and family use of the Company-owned condominium and retirement gifts.

2023 Grants of Plan-Based Awards

	Type of Award (1)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name			Threshold ($)	Target ($) (2)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott R. Behrens	MIP	—	$0	$933,333	$1,866,666
	SA	2/14/2023				7,096	14,192	27,674				$1,495,837
	RSU	2/14/2023							7,096			$779,992
	SAR	2/14/2023								19,742	$109.92	$780,006

Luis E. Rojo	MIP	—	$0	$405,625	$811,250
	SA	2/14/2023				2,047	4,094	7,893				$431,508
	RSU	2/14/2023							2,047			$225,006
	SAR	2/14/2023								5,695	$109.92	$225,009

Robert J. Haire, Jr.	MIP	—	$0	$230,000	$460,000
	SA	5/1/2023				1,650	3,299	6,433				$284,902
	RSU	5/1/2023							1,649			$149,977
	SAR	5/1/2023								4,744	$90.95	$150,005

David G. Kabbes	MIP	—	$0	$299,542	$599,084
	SA	2/14/2023				1,365	2,729	5,322				$287,637
	RSU	2/14/2023							1,365			$150,041
	SAR	2/14/2023								3,797	$109.92	$150,019
	RSU	10/16/2023							762			$49,995

Sean T. Moriarty	MIP	—	$0	$343,750	$687,500
	SA	2/14/2023				1,365	2,729	5,322				$287,637
	RSU	2/14/2023							1,365			$150,041
	SAR	2/14/2023								3,797	$109.92	$150,019

Arthur W. Mergner	MIP	—	$0	$184,031	$368,062
	SA	2/14/2023				1,535	3,070	5,987				$323,578
	RSU	2/14/2023							1,535			$168,727
	SAR	2/14/2023								4,271	$109.92	$168,747

(1)	Type of Award: MIP – Management Incentive Plan award; SA – stock award (performance shares); RSU – restricted stock units; SAR – stock appreciation rights.

(2)

Reflects Target payouts under the Company’s Management Incentive Plan. These Target amounts are based on the NEO’s base salary and position as of the date of grant. Actual amounts paid are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(3)	Reflects the SAR exercise price, which is the average of the opening price and closing price on the date of the grant.

(4)

Reflects the grant date fair value calculated in accordance with FASB ASC Topic 718 for performance shares, RSUs and SARs granted during the fiscal year ended December 31, 2023. See Note 11, Stock-based Compensation, to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, for a discussion of relevant assumptions used in calculating the fair values pursuant to ASC Topic 718. The performance share awards granted on February 14, 2023, are subject to achievement of the performance conditions as described in the section above entitled “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.” The grant date fair values of performance share awards are calculated using the most probable outcome of applicable performance conditions.

Outstanding Equity Awards at 2023 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Scott R. Behrens	3,165		$78.58	2/20/2027	9,301	$879,410	17,058	$1,612,829
	3,447		$72.99	2/20/2028
	13,499		$92.29	2/19/2029
	13,884		$102.30	2/18/2030
	16,443		$123.73	2/16/2031
	16,811	8,406	$111.26	2/15/2032
	9,001	18,002	$98.00	4/24/2032
		19,742	$109.92	2/13/2033

Luis E. Rojo	7,461		$70.86	5/1/2028	3,535	$334,234	4,453	$421,003
	13,499		$92.29	2/19/2029
	13,884		$102.30	2/18/2030
	11,099		$123.73	2/16/2031
	8,966	4,483	$111.26	2/15/2032
		5,695	$109.92	2/13/2033

Robert J. Haire, Jr.		4,744	$90.95	4/30/2033	1,649	$155,913	1,155	$109,172

David G. Kabbes	12,077		$93.33	7/22/2029	3,229	$305,302	3,220	$304,451
	11,571		$102,30	2/18/2030
	8,221		$123.73	2/16/2031
	6,724	3,363	$111.26	2/15/2032
		3,797	$109.92	2/13/2033

Sean T. Moriarty	3,797		$78.58	2/20/2027	2,688	$254,150	3,220	$304,451
	3,218		$72.99	2/20/2028
	10,124		$92.29	2/19/2029
	10,413		$102.30	2/18/2030
	9,867		$123.73	2/16/2031
	6,724	3,363	$111.26	2/15/2032
		3,797	$109.92	2/13/2033

Arthur W. Mergner	12,659		$78.58	2/20/2027	1,226	$115,918	1,378	$130,318
	13,787		$72.99	2/20/2028
	13,499		$92.29	2/19/2029
	13,884		$102.30	2/18/2030
	7,400		$123.73	2/16/2031
	3,782		$111.26	2/15/2032
	475		$109.92	2/13/2033

(1)	Reflects SARs that vest as set forth in the table below.

Name	SARs (#)	Vesting Date
Scott R. Behrens	6,580	2/14/2024
	9,001	4/25/2024
	8,406	12/31/2024
	6,581	2/14/2025
	9,001	4/25/2025
	6,581	2/14/2026
Luis E. Rojo	1,898	2/14/2024
	4,483	12/31/2024
	1,898	2/14/2025
	1,899	2/14/2026
Robert J. Haire, Jr.	1,581	5/1/2024
	1,581	5/1/2025
	1,582	5/1/2026
David G. Kabbes	1,265	2/14/2024
	3,363	12/31/2024
	1,266	2/14/2025
	1,266	2/14/2026
Sean T. Moriarty	1,265	2/14/2024
	3,363	12/31/2024
	1,266	2/14/2025
	1,266	2/14/2026

(2)

For NEOs other than Mr. Haire, reflects stock awards granted in February 2021 that vested in February 2024 based on the Company’s achievement of pre-established goals for the performance measurement period ended December 31, 2023. Also reflects RSUs that vest as set forth in the table below.

Name	RSUs (#)	Vesting Date
Scott R. Behrens	2,365	2/14/2024
	2,365	2/14/2025
	2,366	2/14/2026
Luis E. Rojo	682	2/14/2024
	682	2/14/2025
	683	2/14/2026
Robert J. Haire, Jr.	549	5/1/2024
	550	5/1/2025
	550	5/1/2026
David G. Kabbes	455	2/14/2024
	254	10/16/2024
	455	2/14/2025
	254	10/16/2025
	455	2/14/2026
	254	10/16/2026
Sean T. Moriarty	455	2/14/2024
	455	2/14/2025
	455	2/14/2026

(3)	The market value of stock awards reported in this table is based on the $94.55 closing market price of the Company’s Common Stock on December 29, 2023.

(4)

Reflects stock awards that will vest as set forth in the table below based on the Company’s achievement of pre-established performance goals. The number of shares that vest following the ROIC performance period ending December 31, 2024, will be determined based on the number of shares earned for the one-year Corporate Net Income measurement period ended December 31, 2022, with the shares earned increased or decreased based on the average ROIC achieved for the three-year period ending December 31, 2024. The number of shares that vest following the ROIC performance period ending December 31, 2025, will be determined based on the number of shares earned for the one-year Corporate Net Income measurement period ended December 31, 2023, with the shares earned increased or decreased based on the average ROIC achieved for the three-year period ending December 31, 2025. The number of shares reported for awards with a performance period ending December 31, 2024, is based on achieving Maximum Corporate Net Income performance with the ROIC modifier for Threshold performance because the Company exceeded Target Corporate Net Income and did not meet Threshold ROIC performance in the applicable measurement period. The number of shares reported for awards with a performance period ending December 31, 2025, is based on achieving Threshold Corporate Net Income performance with the ROIC modifier for Threshold performance. Because the Company did not meet Threshold Corporate Net Income in the applicable measurement period, no amounts will be earned for awards with a performance period ending December 31, 2025.

Name	Stock Awards (#)	Last Day of Performance Period
Scott R. Behrens	11,515	12/31/2024
	7,096	12/31/2025
Luis E. Rojo	2,876	12/31/2024
	2,047	12/31/2025
Robert J. Haire, Jr.	1,650	12/31/2025
David G. Kabbes	2,157	12/31/2024
	1,365	12/31/2025
Sean T. Moriarty	2,157	12/31/2024
	1,365	12/31/2025
Arthur W. Mergner	2,427	12/31/2024
	256	12/31/2025

2023 Option Exercises and Stock Vested

	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (3)
Scott R. Behrens	—	—	3,833	$402,350
Luis E. Rojo	—	—	3,833	$402,350
Robert J. Haire, Jr.	—	—	—	—
David G. Kabbes	—	—	3,194	$335,274
Sean T. Moriarty	—	—	2,875	$301,789
Arthur W. Mergner	14,200	$786,566	3,833	$402,350

(1)	Reflects exercises of stock options and stock-settled SARs.

(2)	The stock awards, which were granted in 2020, vested in 2023 as a result of the Company achieving certain financial performance targets during the performance period ended December 31, 2022.

(3)	The value is based on the market value of the Company’s Common Stock of $104.97 per share, the average of the high and low prices on March 3, 2023, the date of issuance.

2023 Pension Benefits

The pension values included in the table below are the present value of the benefits expected to be paid in the future under the Company’s Retirement Plan for Salaried Employees. The amount of each future payment is based on the current accrued pension benefit and the values of the benefits issued under these plans are determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in each plan. The Company froze the Retirement Plan for Salaried Employees in 2006. Further information regarding the Company’s Retirement Plans is provided above in the Compensation Discussion and Analysis.

For the Retirement Plan for Salaried Employees amounts included in the Present Value of Accumulated Benefit column, the normal retirement benefit is based on the following formula:

•	50% of final average earnings less 50% of the participant’s primary Social Security benefit multiplied by service up to 30 years divided by 30.

•	Normal Retirement: Age 65.

•

Early Retirement: Retirement before age 65 but after attaining age 55 and completing five years of vesting service. The normal retirement benefit is reduced by 0.33% per month for each month between the date on which payments begin and the date of the participant’s 63rd birthday. Arthur W. Mergner is eligible to begin early retirement benefits.

•	Service: Credited from the date of hire to June 30, 2006, with a maximum of 30 years.

•

Final Average Earnings: Highest consecutive five years of base compensation during last ten years of service through June 30, 2006. This amount is limited for the Retirement Plan for Salaried Employees to the amount allowed by the Internal Revenue Code of 1986, as amended (the “Code”) regulations.

The specific assumptions used in estimating the amounts in the Present Value of Accumulated Benefit column include:

•

Assumed Retirement Age: Pension benefits are assumed to begin at each participant’s earliest unreduced retirement age, but not before the participant’s current age. The earliest unreduced retirement age is 63 for both plans.

•	Discount Rate: The applicable discount rate as of December 31, 2023, was 5.2%.

•

Mortality Table: The mortality table used as of December 31, 2021, is the Pri-2012 table (with contingent survivor mortality rates used after the original retiree’s death) projected forward generationally using Order 2 variation of scale MP-2021 with separate improvement tables for males and females. The mortality table used as of December 31, 2022, is the Pri-2012 table (with contingent survivor mortality rates used after the original retiree’s death) projected forward generationally using Order 2 variation of scale MP-2021 with separate improvement tables for males and females. There was no update to mortality. The mortality table used as of December 31, 2023, is the Pri-2012 table (with contingent survivor mortality rates used after the original retiree’s death) projected forward generationally using Order 2 variation of scale MP-2021 with separate improvement tables for males and females. There was no update to mortality.

The information shown in the table below has been developed based on actuarial assumptions that the Company believes to be reasonable. Other actuarial assumptions could also be considered to be reasonable and would result in different values.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Scott R. Behrens	Retirement Plan for Salaried Employees	13.4	$ 172,726	—
Luis E. Rojo	Retirement Plan for Salaried Employees	N/A	N/A	N/A
Robert J. Haire, Jr.	Retirement Plan for Salaried Employees	N/A	N/A	N/A
David G. Kabbes	Retirement Plan for Salaried Employees	N/A	N/A	N/A
Sean T. Moriarty	Retirement Plan for Salaried Employees	13.8	$ 178,982	—
Arthur W. Mergner	Retirement Plan for Salaried Employees	17.4	$ 363,725	—

2023 Nonqualified Deferred Compensation

Pursuant to the Company’s Management Incentive Plan, certain executives, including the NEOs, may defer annual incentive awards earned. Deferral elections are made by eligible executives in June of each year for the amounts to be earned for that year. An executive may defer all or a portion of his or her award pursuant to the provisions of the Management Incentive Plan. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which the executive may change as allowed under the Management Incentive Plan. Additional information regarding the Management Incentive Plan is included in the “Elements of Compensation” section of the Compensation Discussion and Analysis.

After an executive has elected to defer all or a portion of his or her annual incentive awards, no amounts can be paid until the executive has separated from service with the Company in accordance with the provisions of the Management Incentive Plan. At that time, benefits in the executive’s account shall be paid in a single sum or in substantially equal annual installments over three, five or ten years, as elected by the executive.

Executives may also elect to defer receipt of all or a portion of certain incentive compensation payments in accordance with the Stepan Company Performance Award Deferred Compensation Plan (effective January 1, 2008) (the “Performance Award Deferred Compensation Plan”). Information regarding deferrals under the Management Incentive Plan and Performance Award Deferred Compensation Plan is included in the table below.

Name	Plan	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (3)
Scott R. Behrens	Management Incentive Plan	—	—	(84,011)	—	1,775,204
	Performance Award Deferred Compensation Plan	—	—	(127,215)	—	1,030,955
Luis E. Rojo	Management Incentive Plan	—	—	169,094	—	1,237,333
	Performance Award Deferred Compensation Plan	—	—	(39,713)	—	366,889
Robert J. Haire, Jr.	Management Incentive Plan	—	—	—	—	—
	Performance Award Deferred Compensation Plan	—	—	—	—	—
David G. Kabbes	Management Incentive Plan	—	—	19,192	—	232,140
	Performance Award Deferred Compensation Plan	—	—	—	—	—
Sean T. Moriarty	Management Incentive Plan	—	—	(48,471)	—	594,220
	Performance Award Deferred Compensation Plan	—	—	—	—	—
Arthur W. Mergner	Management Incentive Plan	—	—	21,165	—	1,653,056
	Performance Award Deferred Compensation Plan	—	—	(319,448)	—	2,633,866

(1)

Reflects annual incentive awards deferred, if any, under the Management Incentive Plan for 2023, which otherwise would have been paid in 2024. Amounts deferred pursuant to the Management Incentive Plan are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2023. Also reflects performance share awards deferred, if any, under the Performance Award Deferred Compensation Plan for the performance period ended on December 31, 2023, which otherwise would have been distributed in 2024.

(2)	These amounts are not included in the Summary Compensation Table for 2023 because the amounts included in this column do not include above-market or preferential earnings.

(3)

The following amounts reported in this column previously were reported as compensation in prior years’ Summary Compensation Tables: Mr. Behrens: $1,894,200, Mr. Rojo: $1,556,899, Mr. Kabbes: $212,948, Mr. Moriarty: $47,554 and Mr. Mergner: $4,009,628.

Potential Payments upon Termination or Change in Control

The Company has no contracts, agreements, plans or other arrangements with its executives that provide for severance payments to NEOs in connection with a termination or change in control of the Company other than (1) benefits and payments disclosed in the 2023 Pension Benefits and 2023 Nonqualified Deferred Compensation tables above, (2) employee benefit plans and arrangements that do not discriminate in scope, terms or operation in favor of executive officers and that are generally available to all salaried employees and (3) the long-term incentive awards, which provide for accelerated vesting on termination or change in control as described below. The Company may, however, occasionally enter into separation agreements with its executives at the time of the executive’s termination of employment that provide for severance payments or benefits.

RSUs and SARs granted under the Company’s 2022 Equity Incentive Compensation Plan vest on a pro rata basis upon retirement and vest in full upon a termination of employment due to death or disability. Performance shares granted under the Company’s 2022 Equity Incentive Compensation Plan or under the Company’s 2011 Incentive Compensation Plan remain outstanding and eligible to vest based on actual performance on a pro rata basis in the case of retirement and in full in the case of death or disability. Under the 2022 Equity Incentive Compensation Plan, (a) if a replacement award is not granted, upon a change in control or (b) if a replacement award is granted, upon a termination by the Company without cause or a termination by the employee for good reason within two years following a change in control, outstanding RSUs and SARs vest in full and performance shares vest at the applicable target payout. The 2011 Incentive Compensation Plan does not require accelerated vesting of (i) RSUs or SARs in the event a termination of employment due to retirement, death or disability or in connection with a change in control or (ii) performance shares in connection with a change in control.

The table below quantifies the estimated benefit to NEOs other than Mr. Mergner in connection with a trigger occurring on the last business day of the Company’s 2023 fiscal year based on a share price of $94.55, the closing price of the Company’s Common Stock on December 29, 2023. Because Mr. Mergner retired from the Company on July 3, 2023, the following table does not show estimated benefits to Mr. Mergner in connection with a death, disability or change in control triggering event. The amounts shown for Mr. Mergner reflect the value of the outstanding RSUs and SARs the vesting of which accelerated upon his retirement. The amounts shown for Mr. Mergner also reflect the value of performance shares that remained outstanding at Mr. Mergner’s retirement and were eligible to vest after the end of the applicable performance periods. The closing price of the Company’s Common Stock on the date of Mr. Mergner’s retirement was $95.47. The performance share amounts for all NEOs assume performance at target levels for the applicable performance periods.

Name	Type of Award	Retirement ($)	Death or Disability ($)	Qualifying Termination in Connection with Change in Control ($)
Scott R. Behrens	RSUs	186,369	670,927	670,927
	SARs	—	—	—
	Performance Shares	1,478,794	2,736,277	1,341,854
	Total	1,665,162	3,407,204	2,012,780
Luis E. Rojo	RSUs	53,762	193,544	193,544
	SARs	—	—	—
	Performance Shares	516,621	865,322	387,088
	Total	570,383	1,058,865	580,632
Robert J. Haire, Jr.	RSUs	34,647	155,913	155,913
	SARs	3,795	17,078	17,078
	Performance Shares	103,973	311,920	311,920
	Total	142,416	484,912	484,912
David G. Kabbes	RSUs	39,853	201,108	201,108
	SARs	—	—	—
	Performance Shares	374,765	614,764	258,027
	Total	414,618	815,872	459,135
Sean T. Moriarty	RSUs	35,850	129,061	129,061
	SARs	—	—	—
	Performance Shares	354,447	645,398	258,027
	Total	390,297	774,459	387,088
Arthur W. Mergner	RSUs	16,283
	SARs	—
	Performance Shares	338,298
	Total	354,581

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of the Company’s median employee to the annual total compensation of Scott R. Behrens, the Company’s President and Chief Executive Officer. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K. For the fiscal year ended December 31, 2023:

•	The median of the annual total compensation of all employees of the Company, except the President and Chief Executive Officer, was $72,284;

•	The annual total compensation of the Company’s President and Chief Executive Officer was $4,123,893; and

•

The ratio of the median of the annual total compensation of all Company employees, other than the Company’s President and Chief Executive Officer, to the annual total compensation of the Company’s President and Chief Executive Officer was approximately 1 to 57.

The Company chose December 31, 2023, as the date for determining the employee population used to identify the median employee. The Company identified the median employee using the base salaries of all employees globally, converting local currency non-U.S. base salaries into U.S. dollars using December 31, 2023, exchange rates. Permanent employees who joined in 2023 and permanent employees who were on leave during 2023 were assumed to have worked for the entire year. The Company used base salaries to identify the median employee because the Company does not widely distribute annual equity awards to employees and because this measure approximately reflects the total annual compensation of employees. The Company calculated the median employee’s and the President and Chief Executive Officer’s annual total compensation consistent with the disclosure requirements for the Summary Compensation Table. For purposes of this calculation, the median employee’s annual total compensation consisted of wages, premium pay (including overtime, holiday pay and shift differential), paid time off, non-equity incentive plan compensation, change in pension value and retirement plan contributions.

Pay Versus Performance Table
As required by Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between compensation actually paid (“CAP”), as defined in Item 402(v), and performance.

Year	Summary Compensation Table Total for First Principal Executive Officer (PEO) (1)	Compensation Actually Paid to First PEO (2)(3)	Summary Compensation Table Total for Second (PEO) (1)	Compensation Actually Paid to Second PEO (2)(3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (NEOs) (1)	Average Compensation Actually Paid to Non-PEO NEOs (2)(3)	Value of Initial Fixed $100 Investment Based On:		Net Income (millions) (5)	Adjusted Net Income (millions) (6)
							Total Shareholder Return	Peer Group Total Shareholder Return (4)

2023	$4,123,893	$1,047,254	—	—	$1,166,988	$486,718	$97	$143	$40.2	$50.7
2022	$4,959,346	$5,118,772	$4,745,670	$243,286	$1,622,615	$1,470,109	$108	$130	$147.2	$153.5
2021	—	—	$5,380,963	$5,838,352	$1,556,535	$1,666,269	$124	$116	$137.8	$143.5
2020	—	—	$6,330,645	$8,750,899	$1,705,840	$2,223,882	$118	$116	$126.8	$132.0

(1)
For 2022 and 2023, the first PEO listed is Scott R. Behrens, who became President and Chief Executive Officer on April 25, 2022, and the second PEO listed is F. Quinn Stepan, Jr., who served as President and Chief Executive Officer until April 25, 2022. For 2020 and 2021, F. Quinn Stepan Jr. was the PEO but is designated second PEO in the chart for those years. Our other NEOs for the covered years were as follows:

2020	2021	2022	2023

Luis E. Rojo	Luis E. Rojo	Luis E. Rojo	Luis E. Rojo
Arthur W. Mergner	Arthur W. Mergner	Arthur W. Mergner	Arthur W. Mergner
David G. Kabbes	Sean T. Moriarty	David G. Kabbes	David G. Kabbes
Scott R. Behrens	Scott R. Behrens	Sean T. Moriarty	Sean T. Moriarty
Robert J. Haire, Jr.

(2)	The following adjustments relating to equity awards were made to total compensation to determine CAP for 2023:

Year	Value of Equity Awards Disclosed in the Summary Compensation Table (Stock Awards and Option Awards Columns)		Year End Value of Equity Awards Granted During the Covered Year	Change in Fair Value of Outstanding and Unvested Equity Awards as of Covered Year-End		Fair Value of Awards Granted and Vesting in the Covered Year	Value of Awards Granted in Prior Years Vesting During the Covered Year		Value of Awards Granted in Prior Years that Fail to Meet Applicable Vesting Conditions During the Covered Year		Total Equity Award Adjustments
2023 First PEO	-$	3,055,835	$1,179,324	-$	835,066	$0	-$	347,271		$0	-$	3,058,848
2023 Average Non-PEO NEO	-$	670,569	$298,733	-$	102,574	$5,980	-$	90,433	-$	111,389	-$	670,253

The valuation methodologies used to calculate fair values for each measurement date do not materially differ from those used at the time of grant of each respective award.

Table of Contents
(3)	The following adjustments relating to the Company’s frozen defined benefit and pension plans (as applicable) were made to total compensation for each year to determine CAP:

	Aggregate Change in Actuarial Present Value of Pension Benefits		Service Cost and Prior Service Cost of Pension Benefits		Total Pension Benefit Adjustments
Year	First PEO	Non-PEO NEOs	First PEO	Non-PEO NEOs	First PEO		Non-PEO NEOs
2023	-$17,791	-$10,017	$0	$0	-$	17,791	-$	10,017

(4)	Represents the cumulative total shareholder return (“TSR”) for the Dow Jones U.S. Chemicals Index.

(5)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year (GAAP net income).

(6)	Adjusted net income represents the most important financial performance measure used by the Company to link CAP for 2023 to Company performance. 4
Analysis of the Information Presented in the Pay versus Performance Table
The graphics below depict the relationship between (a) CAP and Company TSR, and Dow Jones U.S. Chemicals Index TSR (referred to as the “peer group TSR” for purposes of Item 402(v) of
Regulation S-K),
and (b) between CAP and GAAP net income and adjusted net income.

4
Adjusted net income is a financial measure that has not been calculated pursuant to U.S. GAAP. See Appendix A for further discussion and a reconciliation of this non-GAAP
financial measure to net income, the most directly comparable GAAP measure.

Table of Contents
Tabular List of Financial Performance Measures
The most important financial performance measures used by the Company to link executive CAP to the Company’s PEOs and NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:
Financial Performance Measures
Adjusted net income
Return on invested capital
Profitability of strategic growth areas
Business unit operating income

DIRECTOR COMPENSATION

Overview of Director Compensation Program

The Human Capital and Compensation Committee engaged Exequity as its independent consultant for Board compensation for 2023. Exequity advises the Committee on Board compensation matters such as the annual retainer fee, Board committee chair fees, and stock awards based on the Company’s peer group and market competitiveness. The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. The Human Capital and Compensation Committee annually reviews the adequacy and competitiveness of the amount of the annual retainer fee, Board committee chair fees, and stock awards, and makes adjustments as it deems appropriate.

Directors’ Fees

For the fiscal year ended December 31, 2023, directors who were not also employees of the Company (“Non-Employee Directors”) were paid an annual retainer fee (“Annual Director Retainer Fee”) of $100,000. The non-executive Chairman of the Board was paid an additional annual fee of $225,000. The Lead Independent Director was paid an additional annual fee of $20,000, the Chair of the Audit Committee was paid an additional annual fee of $20,000, the Chair of the Human Capital and Compensation Committee was paid an additional annual fee of $20,000, the Chair of the Compliance Committee was paid an additional annual fee of $20,000, and the Chair of the Nominating and Corporate Governance Committee was paid an additional annual fee of $20,000. No fees or other compensation for service as a director were paid to directors who were also employees of the Company.

Directors Deferred Compensation Plan

A Non-Employee Director may defer receipt of his or her director compensation into one or more available investment options offered under the Stepan Company Directors Deferred Compensation Plan (as amended and restated as of January 1, 2012) (the “Directors Deferred Compensation Plan”). At the election of a Non-Employee Director, deferred payments generally may be made in shares of Common Stock or cash, depending upon the election made by the Non-Employee Director.

Stock Awards and Incentive Compensation Program for Non-Employee Directors

Pursuant to the 2022 Equity Incentive Compensation Plan and upon the terms and conditions as determined by the Human Capital and Compensation Committee, each Non-Employee Director serving as a director of the Company on the date of the annual meeting of stockholders each year is typically awarded an annual stock award (“Annual Stock Award”). At the Non-Employee Director’s election, the Annual Stock Award is either delivered at the time of the grant or deferred. For 2023, each Non-Employee Director serving as a director of the Company on April 25, 2023, received an Annual Stock Award of 1,325 shares of Common Stock. The number of shares was determined by dividing $125,000 by $94.32, the average of the opening and closing prices of Common Stock on the day of grant. The Annual Stock Award is vested upon grant and dividend equivalents are credited on deferred Annual Stock Awards. The Non-Employee Directors did not receive any other stock option or stock grants in 2023.

In addition to the Annual Stock Awards, under the 2022 Equity Incentive Compensation Plan, the Human Capital and Compensation Committee is permitted to make grants of stock options or additional stock awards to Non-Employee Directors at the times and in the amounts and subject to such other terms and conditions as determined by the Human Capital and Compensation Committee in its sole discretion. The Human Capital and Compensation Committee granted no such awards in 2023.

Non-Employee Directors’ Stock Ownership Policy

The Company maintains a Non-Employee Directors’ Stock Ownership Policy that requires each Non-Employee Director to own a minimum amount of Common Stock equivalent in value to five times the current Annual Director Retainer Fee. During the first thirty-six months of service eligible directors are encouraged, but not required, to progress toward compliance in twenty percent increments up to sixty percent. After thirty-six months of service eligible Directors are required to demonstrate progress toward the stock ownership requirement by complying with eighty percent of the required ownership level after year four and one hundred percent of the required ownership level after five years. The following shares count towards the stock ownership requirements: (i) shares owned directly or by any immediate family member, (ii) shares owned indirectly as trustee or custodian for the benefit of children and family members, and (iii) shares held in the Non-Employee Director’s deferred compensation plan accounts.

Each Non-Employee Director has five years from the date of his or her initial election or appointment as a director to achieve compliance with these stock ownership requirements. Compliance with the stock ownership policy for all Non-Employee Directors is reviewed on an annual basis. Currently, all Non-Employee Directors are in compliance with stock ownership requirements; Non-Employee Directors appointed over five years ago are in full compliance and Non-Employee Directors appointed within the last five years have made the requisite progress towards full compliance. Any Non-Employee Director who is not in compliance with the required stock ownership level must retain 100% of his or her vested shares (after tax) until compliance is achieved.

Hedging and Trading Restrictions

The Company’s Insider Trading Policy also applies to Non-Employee Directors. This policy, among other things, prohibits Non-Employee Directors from hedging the economic risk of their ownership in the Company’s Common Stock, short-selling the Company’s securities, or trading in the Company’s securities outside of trading window periods or without pre-clearance.

2023 Director Compensation Table

The table below summarizes the compensation paid by the Company to Non-Employee Directors for the fiscal year ended December 31, 2023.

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Total
Lorinda A. Burgess	$120,000	$124,974	$244,974
Randall S. Dearth	$105,604	$124,974	$230,578
Joaquin Delgado	$120,000	$124,974	$244,974
Gregory E. Lawton	$75,916	$124,974	$200,890
Jan Stern Reed	$120,000	$124,974	$244,974
F. Quinn Stepan, Jr.	$325,000	$124,974	$449,974
Edward J. Wehmer	$120,000	$124,974	$244,974

(1)	Gregory E. Lawton’s term as a director ended on August 18, 2023. Susan M. Lewis is not included in this table because her service as a director began on February 15, 2024.

(2)

Reflects stock awards granted in April 2023, which were vested upon grant. Each Non-Employee Director was awarded 1,325 shares. The value is based on the market value of the Company’s Common Stock of $94.32, the average of the opening and closing prices of Common Stock on the day of the grant in accordance with FASB ASC Topic 718. For information regarding outstanding stock option awards held by certain Non-Employee Directors as of the end of fiscal year 2023, see “Security Ownership of the Board of Directors and Management.”

PROPOSAL NO. 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required under the Dodd-Frank Act and Section 14A of the Exchange Act, the Company is including in this proxy statement a non-binding advisory vote to approve the compensation of the Company’s NEOs. Each year, the Company asks for the stockholders to indicate their approval of the compensation paid to the Company’s NEOs. The compensation paid in 2023 is described in this proxy statement in the Compensation Discussion and Analysis as well as the compensation tables and related narratives. Those sections describe the Company’s NEO compensation programs and the rationale behind the decisions made by the Human Capital and Compensation Committee.

This Say-on-Pay vote provides stockholders with the opportunity to express their views about the compensation paid to the Company’s NEOs as described in this proxy statement. A stockholder may vote “FOR” or “AGAINST” the resolution or may “ABSTAIN” from voting on the resolution. Approval of this proposal requires the affirmative vote of a majority of the voting power present in person or by proxy and entitled to vote on this matter. The result of the Say-on-Pay vote will not be binding on the Company or the Board of Directors. However, the Board of Directors values the views of the Company’s stockholders and will review the voting results and take them into consideration when making future decisions regarding compensation of the Company’s NEOs. At the 2023 Annual Meeting of Stockholders, the Company’s executive compensation was approved by 98% of the votes cast at the meeting on the proposal. The Board of Directors and the Human Capital and Compensation Committee considered these voting results when they made decisions regarding the compensation of the Company’s NEOs. Unless the Board of Directors modifies its determination on the frequency of future Say-on-Pay votes, the next such advisory vote will be held at the 2025 Annual Meeting of Stockholders. The Company anticipates next seeking an advisory vote on the frequency of Say-on-Pay votes at its 2029 Annual Meeting of Stockholders.

The Board of Directors believes that the Company’s executive compensation program is appropriately designed and is operating effectively to compensate the Company’s NEOs based on achievement of annual and long-term performance goals that are aligned with enhanced stockholder value. As described in the Compensation Discussion and Analysis, the Company’s objectives for its compensation program, including the compensation program for the NEOs, are as follows:

•	motivate employees to achieve and maintain a high level of performance, and drive results that will help the Company achieve its goals;

•	align the interests of our employees with the interests of our stockholders;

•	provide for market-competitive levels of compensation; and

•	attract and retain employees of outstanding ability.

In support of these objectives, the Human Capital and Compensation Committee follows these guiding principles for setting and awarding NEO executive compensation:

•

Pay for Performance. The basic premise of the Company’s NEO compensation philosophy is to pay for performance. The Company’s intention is to foster a performance-driven culture with competitive total compensation as a key driver for executive employees. Compensation levels commensurate with Company performance align the interests of the Company’s NEOs with the interests of the Company’s stockholders. For 2023, incentive pay was directly connected to Company and individual performance. See the “Short-Term Incentive Compensation” and the “Long-Term Incentive Compensation” sections in the Compensation Discussion and Analysis of this proxy statement for a discussion on the connection between Company performance and compensation levels for each incentive compensation component.

•

Competitive Compensation. Base salaries were surveyed and determined to be consistent with similar positions in similar industries. The Company believes that the level of 2023 executive compensation offered as part of its total reward components was necessary to attract and retain talented NEOs. See the “Compensation Peer Group and Survey Data” section in the Compensation Discussion and Analysis of this proxy statement for a description of the process used for comparing the Company’s compensation programs with those of the Company’s peers.

•

Equity-Based Compensation Aligns the NEOs with the Interests of Stockholders. The Human Capital and Compensation Committee has designed the compensation for NEOs to depend on the achievement of objective performance goals that drive and are aligned with stockholder value. Information related to the amount of NEO compensation that is paid as RSUs, SARs and performance shares is described in the “Long-Term Incentive Compensation” section in the Compensation Discussion and Analysis of this proxy statement.

•

Stock Ownership Policy. The Company maintains a stock ownership policy because it believes that ownership of Company stock by key executives is desirable in order to focus both short-term and long-term decision-making on the best interests of the Company and its stockholders. See the “Stock Ownership Policy” section in the Compensation Discussion and Analysis of this proxy statement for a more detailed description of this policy.

•

Hedging and Trading Restrictions. The Company has an Insider Trading Policy that prohibits directors, officers and employees from hedging the economic risk of their ownership in the Company’s Common Stock and prohibits short-selling of the Company’s securities. In addition, the Insider Trading Policy prohibits directors, officers and certain other employees from trading in the Company’s securities outside of trading window periods or without pre-clearance.

•

Reasonable and Limited Perquisites and Other Benefits. The limited amount of benefits and perquisites offered to the NEOs is common with companies in our industry and is reasonable in both nature and amount.

•

No Standing Severance/Change-in-Control Agreements. None of the NEOs have any arrangement that provides for cash severance payments. Additionally, none of the NEOs are entitled to payment of any benefits upon a change-in-control (other than potential equity award vesting).

As summarized above, the compensation earned by the Company’s NEOs for 2023 was generally aligned with both the Company’s pay for performance philosophy and 2023 Company performance. You should read the Compensation Discussion and Analysis and the compensation tables in this proxy statement in determining whether to approve this proposal. For the reasons discussed above, the Board of Directors recommends that the stockholders vote to approve the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

PROPOSAL: The Board of Directors recommends that the stockholders vote, on an advisory basis, FOR the above resolution approving the compensation of the Company’s NEOs.

AUDIT COMMITTEE REPORT

The Audit Committee has:

(a)

reviewed and discussed with management and Deloitte, the independent registered public accounting firm appointed by the Board of Directors, the Company’s audited financial statements as of and for the year ended December 31, 2023;

(b)	discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

(c)

received and reviewed the written disclosures and the letter from Deloitte required by the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte their independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Company’s audited financial statements as of and for the year ended December 31, 2023, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

AUDIT COMMITTEE

Lorinda A. Burgess, Chair Randall S. Dearth Joaquin Delgado Susan M. Lewis Jan Stern Reed Edward J. Wehmer

The information contained in the Audit Committee Report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

PROPOSAL NO. 3: RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR 2024

The Audit Committee has selected Deloitte as the independent registered public accounting firm for the Company for 2024. Stockholder ratification of the selection of Deloitte as the Company’s independent registered public accounting firm for 2024 is not required by our By-laws or otherwise. However, the Board of Directors is submitting the selection of Deloitte for stockholder ratification as a matter of good corporate governance practice. The Audit Committee will take the results of the stockholder vote regarding Deloitte’s appointment into consideration in future deliberations. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of Deloitte is expected to be present at the Annual Meeting with the opportunity to make a statement, and to be available to respond to appropriate questions.

PROPOSAL: Upon the recommendation of the Audit Committee, the Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Deloitte as the independent registered public accounting firm for the Company and its subsidiaries for fiscal year 2024.

Independent Registered Public Accounting Firm Fees

The following table presents fees and out-of-pocket expenses for professional audit services rendered by Deloitte for the audit of the Company’s annual financial statements for the years ended December 31, 2023, and December 31, 2022, and fees billed for other services rendered by Deloitte during those periods:

	2023	2022
Audit Fees (a)	$2,554,600	$2,140,500
Audit-Related Fees (b)	$298,600	$270,900
Tax Fees (c)	$380,700	$536,000
All Other Fees (d)	$1,900	$1,900

Total	$3,235,800	$2,949,300

(a)

Audit services consist of the audit of the Company’s annual consolidated financial statements, the review of the Company’s quarterly consolidated financial statements, the audit of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002, and foreign statutory audits.

(b)	Audit-Related Fees consist of transactional due diligence support and fees paid to Deloitte by one of the Company’s employee benefit plans in connection with an audit of the plan.

(c)	Tax Fees consist of tax advisory services, assistance with tax return filings in certain foreign jurisdictions, and preparation of expatriate tax returns.

(d)	All Other Fees consist of an annual subscription fee for an online accounting research tool licensed from Deloitte.

Pre-Approval Policy

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring the pre-approval of all audit, audit-related, and permissible non-audit services provided by the independent registered public accounting firm. The policy provides guidance as to the specific services that the independent registered public accounting firm may perform for the Company. The policy requires that a description of the services expected to be performed by the independent registered public accounting firm, together with an estimate of fees, be provided to the Audit Committee for approval on an annual basis. The scope of these services is carefully considered by the Audit Committee to ensure such services are consistent with applicable rules on auditor independence.

Any requests for audit, audit-related, and non-audit services not previously authorized must be submitted to the Audit Committee for specific pre-approval. Normally, pre-approval is provided at regularly scheduled Audit Committee meetings. However, the policy delegates to the Chair or another designated member of the Audit Committee the authority to grant specific pre-approval between meetings provided that the Chair or designated member reports any pre-approval decision to the Audit Committee at its next regularly scheduled meeting.

All of the services related to the Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees described above were approved by the Audit Committee in accordance with its pre-approval requirements.

2025 STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

In order for proposals from Company stockholders to be included in the Proxy Statement and Form of Proxy for the 2025 Annual Meeting of Stockholders, in accordance with SEC Rule 14a-8, the Company must receive the proposals at its headquarters at 1101 Skokie Boulevard, Northbrook, Illinois 60062, no later than November 26, 2024.

A stockholder that intends to nominate a candidate for election as a director or to present business at the 2025 Annual Meeting of Stockholders other than pursuant to Rule 14a-8 must comply with the requirements set forth in the Company’s By-laws. Among other things, a stockholder must give written notice containing the information required by the Company’s By-laws, which must be received by the Secretary of the Company not earlier than 120 days nor later than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Therefore, because the 2024 Annual Meeting is scheduled for April 30, 2024, the Company’s Secretary must receive the requisite notice and information for a nomination of a candidate for director or a stockholder proposal submitted other than pursuant to Rule 14a-8 no earlier than December 31, 2024, nor later than January 30, 2025.

In the event the 2025 Annual Meeting of Stockholders is called for a date that is not within 30 days before or after the anniversary date of the 2024 Annual Meeting, then the foregoing notices required by the Company’s By-laws, to be timely, must be received not later than the close of business on the tenth day following the date on which notice of the 2025 Annual Meeting is first given to stockholders or public disclosure of such meeting is made, whichever first occurs.

Universal Proxy Rules for Director Nominations

In addition to satisfying the requirements under the Company’s By-laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act (including a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees), which notice must be postmarked or transmitted electronically to the Company at its headquarters no later than 60 calendar days prior to the anniversary date of the 2024 Annual Meeting (for the 2025 Annual Meeting of Stockholders, no later than March 3, 2025 (the first business day following March 1, 2025)). However, if the date of the 2025 Annual Meeting is changed by more than 30 calendar days from such anniversary date, then notice must be provided by the later of 60 calendar days prior to the date of the 2025 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2025 Annual Meeting is first made.

COMMUNICATIONS FOR ALL INTERESTED PARTIES

A stockholder or other interested party may communicate with the Board of Directors by writing c/o Secretary’s Office, Stepan Company, 1101 Skokie Boulevard, Northbrook, Illinois 60062. Mail addressed to a specific director or Board committee will be delivered to that director or Board committee. The Secretary initially reviews all correspondence to directors and delivers the correspondence to the addressee, as appropriate. Correspondence that is unrelated to the duties and responsibilities of the Board will not be distributed to the Board, including spam, product complaints or inquiries, new product suggestions, resumes or job inquiries, advertisements or any inappropriate communications.

ANNUAL REPORT TO STOCKHOLDERS

The Company has filed an Annual Report on Form 10-K for the year ended December 31, 2023, with the SEC. Stockholders may obtain, free of charge, a copy of the 2023 Annual Report on Form 10-K by writing to Stepan Company, Secretary’s Office, 1101 Skokie Boulevard, Northbrook, Illinois 60062. Copies of exhibits will be provided upon request and payment of a nominal fee equal to the Company’s expense in furnishing such exhibits. The Company’s 2023 Annual Report on Form 10-K is also available at http://www.edocumentview.com/SCL.

By order of the Board of Directors,

DAVID G. KABBES
Secretary

Northbrook, Illinois

March 26, 2024

Appendix A

Discussion and Reconciliation of GAAP and Non-GAAP Financial Measures

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, help investors’ ability to understand underlying trends in the Company’s operating performance and provide useful information to both management and investors by excluding items that may not be indicative of the Company’s core operating results. Internally, the Company uses certain non-GAAP information as an indicator of business performance and evaluates management’s effectiveness with specific reference to these indicators. In addition, the Human Capital and Compensation Committee of the Company’s Board of Directors uses certain non-GAAP measures, including Corporate Net Income and ROIC, as targets under the Company’s short-term and long-term incentive compensation programs. These measures should be considered in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In addition, other companies may calculate adjusted net income and such other metrics differently than the Company does, limiting their usefulness as comparative measures.

Reconciliation of GAAP Net Income to Adjusted Net Income

The following table reconciles the Company’s GAAP net income to adjusted net income. Adjusted net income is used as an incentive compensation performance metric, as discussed below. The cumulative tax effect of the adjustment items was calculated using the statutory tax rates for the jurisdictions in which the transaction occurred.

	Twelve Months Ended December 31,
(In millions, except per share amounts)	2023	EPS	2022	EPS

Net Income Attributable to the Company as Reported	$40.2	$1.75	$147.2	$6.38
Deferred Compensation (Income) Expense	(0.7)	(0.03)	(3.1)	(0.14)
Business Restructuring and Asset Impairment Expense	12.0	0.52	0.3	0.01
Goodwill and Other Intangibles Impairment Expense	2.0	0.09	—	—
Cash-Settled SARs (Income) Expense	(0.1)	—	(0.4)	(0.01)
Environmental Remediation Expense	1.0	0.04	11.5	0.50
Cumulative Tax Effect on Above Adjustment Items	(3.7)	(0.16)	(2.0)	(0.09)

Adjusted Net Income	$50.7	$2.21	$153.5	$6.65

Use of Non-GAAP Corporate Net Income for Compensation Purposes

The Company used adjusted net income (calculated in accordance with the table set forth above) as the 2023 Corporate Net Income incentive compensation performance metric.

Definition of Non-GAAP Return on Invested Capital (ROIC)

To calculate the Return on Invested Capital incentive compensation performance metric, the Company divides net operating profit after taxes (“NOPAT”) by invested capital. The Company calculates NOPAT by adding the Corporate Net Income Adjustments to pre-tax income and subtracting the effect of income taxes. The Company calculates invested capital by adding the 12-month average trade accounts receivable balance to the 12-month average FIFO inventory balance and subtracting the 12-month average trade accounts payable balance plus the January 1 net property, plant and equipment and other non-current assets balance.

A-1

Stepan ® Vote C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE SACKPACK 000000000.000000 ext 000000000.000000 ext 000001 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. [X] Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 a.m., (ET), on April 30, 2024. Online Go to www.envisionreports.com/SCL or scan the QR code – login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/SCL 2024 Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals – The Board of Directors recommends a vote FOR all nominees and FOR A Proposals 2 and 3. 1. Election of Directors: + For Against Abstain 01 - Randall S. Dearth [ ] [ ] [ ] For Against Abstain 02 - Susan M. Lewis [ ] [ ] [ ] For Against Abstain 03 - Jan Stern Reed [ ] [ ] [ ] For Against Abstain 2. Advisory vote to approve named executive officer compensation. [ ] [ ] [ ] For Against Abstain 3. Ratify the appointment of Deloitte & Touche LLP as Stepan Company’s independent public accounting firm for 2024. [ ] [ ] [ ] B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) – Please print date below. / / Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 P C F 6 0 3 1 7 0 03YTOB +

2024 Annual Meeting of Stepan Company Stockholders April 30, 2024, 9:00 a.m. CT Stepan Company Headquarters 1101 Skokie Boulevard, Northbrook, Illinois Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/SCL Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SCL IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Stepan Company + Notice of 2024 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting – April 30, 2024 David G. Kabbes and Luis E. Rojo, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Stepan Company to be held on April 30, 2024 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all director nominees and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address – Please print new address below. Comments – Please print your comments below. +